United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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[  ] Soliciting Material Pursuant to § 240.14a-12

RETAIL OPPORTUNITY INVESTMENTS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2019

To the Stockholders of Retail Opportunity Investments Corp.:

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Opportunity Investments Corp., a Maryland corporation (the “Company”), will be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, on April 24, 2019, at 1:30 p.m., Eastern time, to consider and vote on the following matters:

(1)	the election of eight directors to serve on the Company’s board of directors until the Company’s 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualify;

(2)	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

(3)	the resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

(4)	the transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The close of business on February 26, 2019 has been fixed by our board of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.

We hope that all stockholders who can do so will attend the Annual Meeting in person.  Whether or not you plan to attend, in order to assure proper representation of your shares of our common stock, par value $0.0001 per share (“Common Stock”), at the Annual Meeting, we urge you to submit your proxy voting instructions to the Company.  By submitting your proxy voting instructions promptly, you can help the Company avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting.  If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

If you are a registered holder of shares of Common Stock on the record date, you may vote your shares of Common Stock in person at the Annual Meeting or by submitting your proxy voting instructions to the Company.  If you hold shares of Common Stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Your proxy is being solicited by our board of directors.  Our board of directors recommends that you vote “FOR” each nominee for director and “FOR” proposals 2 and 3.

By Order of the Board of Directors

Stuart A. Tanz President and Chief Executive Officer San Diego, California March 22, 2019	Michael B. Haines Chief Financial Officer, Treasurer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 24, 2019.  The Proxy Statement and our 2018 Annual Report to Stockholders are available at: http://www.viewproxy.com/roireit/2019

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2019

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Retail Opportunity Investments Corp., a Maryland corporation (the “Company,” “ROIC,” “we,” “our” or “us,”), for use at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, on April 24, 2019 at 1:30 p.m., Eastern time, or at any postponements or adjournments thereof.

If you are a registered holder of shares of our common stock, par value $0.0001 per share (“Common Stock”), as of the close of business on February 26, 2019 (the “Record Date”), you may vote your shares of Common Stock in person at the Annual Meeting or by submitting your proxy voting instructions to us.  If you hold shares of Common Stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies.  Any stockholder of record submitting voting instructions or a proxy retains the power to revoke such instructions or proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130, (ii) submitting a later dated proxy, or (iii) by voting in person at the Annual Meeting.  Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted voting instructions or proxy unless such stockholder votes in person at the Annual Meeting.  If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the director nominees to serve on our board of directors until our 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualify, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and FOR the advisory resolution on the compensation of our named executive officers as disclosed in this Proxy Statement.  As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of the 2019 Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about March 22, 2019.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2018, including financial statements audited by Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2018, and their report thereon, dated February 21, 2019.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to cast one vote for each share of Common Stock held of record at the close of business on the Record Date with respect to (i) the election of eight directors to serve on our board of directors until our 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, (iii) the advisory resolution to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement and (iv) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present.  A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner.  If you hold your shares in “street name” through a broker or other financial institution it is critical that you cast your vote if you want it to count in the election of directors or the advisory resolution to approve the compensation of our named executive officers as disclosed in this Proxy.  Under the rules of the New York Stock Exchange (“NYSE”), the only item to be acted upon at the Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.  Although our Common Stock trades on the NASDAQ Stock Market (“NASDAQ”), the NYSE rules affect us because most of the shares of Common Stock held in “street name” are held with NYSE member-brokers.  Therefore, if you hold your shares of Common Stock in “street name” and you do not give the broker or nominee specific voting instructions on the election of the directors or the advisory resolution to approve the compensation of our named executive officers, your shares will not be voted on those items, and a broker non-vote will occur.

Abstentions and broker non-votes will have no effect on the election of directors, the ratification of the appointment of Ernst & Young LLP or the advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum.  The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a director, a plurality of all the votes cast in the election of directors at the Annual Meeting; (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the matter at the Annual Meeting; and (iii) for the advisory resolution on the compensation of our named executive officers, a majority of all the votes cast on the matter at the Annual Meeting.

As of the Record Date, we had issued and outstanding 114,123,075 shares of Common Stock.

2019 PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement and does not encompass all the information that you should consider. This Proxy Statement should be read in its entirety before voting.

Fiscal 2018 Performance Highlights

During 2018, our named executive officers led the Company to achieve financial and operational results that were above industry expectations in the face of challenging business conditions in the broader retail market. We continued the disciplined execution of our strategy focused on necessity-based community and neighborhood shopping centers on the West Coast, which resulted in the following:

•	Exceptional operational performance in the retail REIT industry:

-	Same-store net operating income (“NOI”)(1) growth of 2.5%

-	Increased annual dividend by 4.0% to $0.78 from $0.75 per share

-	97.7% of our gross leasable area was leased at December 31, 2018, a record year-end high for the Company and the 5th consecutive year above 97%

-	1.5 million square feet of leases were executed, representing record leasing activity for the Company and more than double the square footage originally scheduled to expire

-	Achieved growth in same-space cash rents on new leases of 21.7%, the 4th consecutive year greater than 20%

-	$142.1 million in funds from operations (“FFO”)(1), growth of 2.3%

•	Maintained our strong balance sheet:

-	Approximately 89.5% of our total outstanding indebtedness was effectively fixed-rate(2) at year-end and approximately 94.7% of our gross leasable area was unencumbered at December 31, 2018

-	Reduced secured debt and enhanced our debt maturity schedule

-	Raised $25.4 million through the issuance of Common Stock

•	Continued execution of strategic growth:

-	We embarked on several key initiatives aimed at enhancing the long-term intrinsic value and competitive strength of the Company’s portfolio, most notably focusing on disposing non-core properties and identifying densification opportunities

-	Completed $28.0 million of property dispositions

-	Completed shopping center acquisitions totaling approximately $43.6 million

•	Total shareholder return performance above peer companies:

-	The Company’s total stockholder return (“TSR”) performance has consistently outperformed our executive compensation peer group and other benchmark indices over the longer-term periods (as described in more detail below)

(1)	For a description of FFO, market capitalization and NOI, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation.”

(2)	Represents indebtedness that bears interest at a fixed-rate or is subject to interest rate swap agreements pursuant to which the Company makes fixed-rate payments.

We believe that the value creation produced from an investment in real estate should be assessed over a long-term period, and our strategy has focused and continues to focus on long-term value creation. The business challenges faced by the retail industry and retail REITs impacted TSR of the Company and our peer group in 2018. Despite these challenges, our TSR outperformed our peer group over the one, three, five and seven-year periods ended December 31, 2018, as set forth in the table below.

Total Stockholder Return(1)				ROIC: Retail Opportunity Investments Corp. SNL: SNL U.S. REIT Retail Index MSCI: MSCI US REIT Index Peers(2): Executive Compensation Peer Group Median
1-Year	3-Year	5-Year	7-Year

MSCI -4.57%	MSCI 8.89%	MSCI 45.55%	ROIC 78.09%
SNL -12.14%	ROIC -0.50%	ROIC 31.29%	MSCI 75.64%
ROIC -16.94%	SNL -15.66%	SNL 12.23%	SNL 48.56%
Peers -18.29%	Peers -21.12%	Peers -22.37%	Peers -0.21%

(1)	The table above compares the total return on our Common Stock over the one, three, five and seven-year periods ended December 31, 2018 to the total return of comparable indices and our executive compensation peer group, assuming a $100 investment on January 1, 2011 and all dividends have been reinvested.

(2)	For more information about our executive compensation peer group, see “Executive Compensation—Compensation Discussion and Analysis—Setting Executive Compensation—Peer Group.”

Stockholder Outreach and Engagement

We believe that fostering long-term relationships with our stockholders and maintaining their trust is a key ROIC objective, and we recognize the value of listening to and understanding their views about our business. During 2018, we continued our stockholder outreach activities, dialoguing and meeting with key institutional stockholders, in an effort to proactively address important issues.

•	Our Chief Executive Officer, Stuart A. Tanz, and other members of our senior management team were in regular contact with stockholders during 2018 and conducted 170 scheduled investor meetings to discuss a broad range of topics, including executive compensation.

•	We considered our executive compensation program implemented by the Compensation Committee of our board of directors (the “Compensation Committee”) and the results of recent non-binding, advisory votes on the compensation of our named executive officers. At each of our last three annual meetings, stockholders showed strong support for our executive compensation program, with more than 96% of the votes cast approving our advisory resolution at each meeting.

•	Based on feedback received during the year and the strong support that stockholders showed for our executive compensation program in the 2018 advisory “say on pay” vote, the Compensation Committee maintained the principal elements of our executive compensation program when setting compensation for 2018 while making certain adjustments in response to market dynamics for retail REITs.

Executive Compensation Highlights

We are pleased that stockholders strongly supported our executive compensation program in the 2018 advisory “say on pay” vote, with approximately 96% of the votes cast approving our advisory resolution. We attribute this result to the Compensation Committee’s commitment to designing and implementing an executive compensation program that aligns executive compensation with Company performance and the creation of sustainable stockholder value, and view it as an indication that stockholders are supportive of the Compensation Committee’s approach to executive compensation and our responsiveness to investor concerns.

Our executive compensation program includes the following key features which have been implemented by the Compensation Committee as follows:

What We Do	Highlights
Formulaic cash bonus program tied to rigorous objective performance criteria	- 90% of our Chief Executive Officer’s incentive cash bonus opportunity is based solely on the achievement of objective Company performance criteria, with 10% determined at the Compensation Committee’s discretion based on a subjective review of overall Company and individual performance
- Use Company performance criteria that emphasize the achievement of operating and financial metrics that drive stockholder value creation, including FFO per share and dividend growth
Equity compensation program linked to long-term performance and promote retention	- Allocate 50% of stock grants to performance-based equity awards and 50% to time-based equity awards

Strong corporate governance standards

- Require a “double trigger” for severance payments upon a change in control

- No excise tax gross-up provisions

- Prohibit hedging or pledging of Company securities

- Maintain stock ownership guidelines for our named executive officers and directors

- Employ a majority voting policy for the election of directors in uncontested elections

- Use an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors

- Prohibit the repricing of stock options without stockholder approval

For a detailed description of our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis.”

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

Our board of directors is currently comprised of eight directors: Richard A. Baker, Michael J. Indiveri, Edward H. Meyer, Lee S. Neibart, Charles J. Persico, Laura H. Pomerantz, Stuart A. Tanz and Eric S. Zorn.  In accordance with our Articles of Amendment and Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), each director holds office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee of our board of directors (the “Nominating and Corporate Governance Committee”), each of our current directors, Messrs. Baker, Indiveri, Meyer, Neibart, Persico, Tanz and Zorn, and Ms. Pomerantz, has been nominated by our board of directors to stand for election as directors by the stockholders at the Annual Meeting to serve until our 2020 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

We seek to have a board of directors representing diverse educational backgrounds and different work and life experiences that provide a range of insights into the financial, governmental or legal matters that are relevant to our business and to our status as a publicly owned company.  We believe that, as a group, the nominees bring a diverse range of perspectives that contribute to the effectiveness of our board as a whole and the oversight that our board of directors provides to our senior management team.  The procedures and considerations of the Nominating and Corporate Governance Committee in recommending qualified director candidates are described below under “Corporate Governance—Identification of Director Candidates” in this Proxy Statement.  The Nominating and Corporate Governance Committee and our board of directors concluded that each of our director nominees should be nominated for election based on the qualifications and experience described in the biographical information below under “Nominees for Election as Directors.”

It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Baker, Indiveri, Meyer, Neibart, Persico, Tanz and Zorn, and Ms. Pomerantz as directors, unless otherwise instructed.  If the candidacy of Messrs. Baker, Indiveri, Meyer, Neibart, Persico, Tanz or Zorn, or Ms. Pomerantz should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors.  Our board of directors has no reason to believe that, if elected, Messrs. Baker, Indiveri, Meyer, Neibart, Persico, Tanz and Zorn, and Ms. Pomerantz will be unable or unwilling to serve as directors.

Nominees for Election as Directors

The following information is furnished regarding the nominees for election as directors as of the date of this Proxy Statement.

Richard A. Baker, 53, the Chairman of our board of directors, has served as one of our directors since our inception in 2007, as Executive Chairman of our board of directors between 2009 and 2012 and as Non-Executive Chairman from 2012 until present. Mr. Baker is the Chief Governour and Executive Chairman of the Hudson’s Bay Company, a diversified North American retail organization, which owns and operates Lord & Taylor, Saks, Inc., and the Hudson’s Bay Company. From 1988 until 2005, Mr. Baker served in various capacities, including President, Chief Operating Officer and Senior Vice President of National Realty & Development Corp., a real estate development company owned by him together with his father, Robert C. Baker, who was formerly one of our directors. National Realty & Development Corp. owns and manages a real estate portfolio which includes shopping centers and corporate business centers located in 20 states. National Realty & Development Corp.’s tenants include prominent retailers such as Walmart, Kohl’s, Lowe’s, Galleria Kaufhof, The Home Depot, Sears, Staples, Supervalu and T.J. Maxx. Mr. Baker received a B.S. in Hotel Administration from Cornell University and serves on the Dean’s Advisory Board of the hotel and real estate program. We believe Mr. Baker’s significant prior experience as a founder, an executive officer and a director of numerous real estate companies makes him qualified to serve as a director.

Michael J. Indiveri, 66, has served as one of our directors since our inception in 2007. He is a principal of Michael J. Indiveri, CPA LLC, a licensed certified public accounting firm that provides financial and accounting consulting services. From June 2011 to December 2011, Mr. Indiveri provided these financial and accounting consulting services through The Indiveri Group, LLC, a real estate investment firm, where he has served as President since 2007. He was an Executive Vice President and Chief Financial Officer of Hudson Valley Holding Corp. (NYSE: HVB) and its principal subsidiary Hudson Valley Bank from May 2013 to June 2015. From 2007 to 2011, Mr. Indiveri served as Executive Vice President and Chief Financial Officer of Amalgamated Bank in New York. From 1997 until 2007, Mr. Indiveri served as the Executive Vice President & Chief Financial Officer of City & Suburban Federal Savings Bank, where he was also a director. From 1994 to 1997, Mr. Indiveri served as Senior Vice President & Chief Financial Officer of New York Federal Savings Bank. Mr. Indiveri received a B.A. in Political Science from Rutgers University and an M.B.A. from Fordham University. We believe Mr. Indiveri’s experience at Hudson Valley Holding Corp. and his prior experience at Amalgamated Bank in New York, including as Executive Vice President and Chief Financial Officer, Chairman of the Investment Committee and Chairman of the Asset Liability Management Committee, makes him qualified to serve as a director.

Edward H. Meyer, 92, has served as one of our directors since our inception in 2007. Since 2007, Mr. Meyer has served as Chief Executive Officer of Ocean Road Advisors, Inc., an investment management firm. From 1970 to 2006, Mr. Meyer was Chairman and Chief Executive Officer of the Grey Global Group, one of the leading global advertising and marketing agencies. Prior to becoming Chairman, he was President of Grey from 1968 to 1970. He began his career at Bloomingdale’s. Mr. Meyer retired from the Board of Directors of Harman International Industries, Inc. (NYSE: HAR) in December 2016 after 26 years. Mr. Meyer previously served on the Board of Directors of May Department Stores for 17 years, National Cinemedia, Inc. (NASDAQ: NCMI) for 7 years and The Jim Pattison Group. He also served as a director of Ethan Allen Interiors Inc. from 1991 to 2010. Mr. Meyer serves as a Trustee of the Solomon R. Guggenheim Foundation, the Board of Overseers of Weill Cornell Medicine and the Film Society of Lincoln Center, and as President of the Edward & Sandra Meyer Foundation, Inc. Mr. Meyer received a B.A. in Economics from Cornell University. We believe Mr. Meyer’s significant prior experience as Chairman and Chief Executive Officer of the Grey Global Group and a director of a number of public companies makes him qualified to serve as a director.

Lee S. Neibart, 68, has served as one of our directors since our inception in 2007 and, until 2009, served as our President.  Mr. Neibart is a founder of NRDC Real Estate Advisors, LLC and NRDC Equity Partners LLC.  Mr. Neibart has been the Chief Executive Officer of HBS Global Properties, Inc. since 2013. Mr. Neibart has also been the Chairman and a Senior Partner of Trinity Investments since January 2018. From 2013 until June 2018, he was a Senior Partner and the Chairman of the Real Estate Group of Ares Management LLC. From 1993 until July 2013, Mr. Neibart was the Global Chief Executive Officer of AREA Property Partners, formerly Apollo Real Estate Advisors.  From 1979 to 1993, Mr. Neibart worked at the Robert Martin Company, a real estate development and management firm, most recently as Executive Vice President and Chief Operating Officer.  Mr. Neibart is a director of Hudson’s Bay Company. Mr. Neibart serves on the Advisory Board of The Real Estate Institute of New York University.  He is a past President of the New York Chapter of the National Association of Industrial and Office Parks.  Mr. Neibart received a B.A. from the University of Wisconsin and an M.B.A. from the New York University School of Business.  We believe Mr. Neibart’s significant prior experience as a founder, an executive officer and a director of numerous real estate companies makes him qualified to serve as a director.

Charles J. Persico, 79, has served as one of our directors since 2009. Mr. Persico is currently the President of Perbar Corp. and was previously the President of Perbar Sales Corp. and has been actively involved in various phases of the real estate industry, including development, construction and management, for over 45 years. He has participated in the development, ownership and management of over 2,500 apartment units in the New York metropolitan area as well as over one million square feet of retail and commercial developments. His present portfolio consists of mainly retail developments. He has managed properties for Metropolitan Life, Aetna Insurance Company, Connecticut Mutual Insurance, Roosevelt Savings Bank and Peoples Westchester Savings Bank. Mr. Persico was a member of the Westchester County and New York State Board of Realtors and of local, state and national builders organizations. He was formerly on the Board of Directors of the following organizations: City & Suburban Federal Savings Bank for over ten years serving on the Mortgage Committee, Audit and Finance Committee and also the Planning and Development Committee, Westchester County Association (a business development organization represented by such companies as IBM, PepsiCo, Chase Bank and many other large publicly traded corporations) and Westchester Business Partnership. He was also a member of the B.P.O. Elks, Scarsdale Chapter, a prior president and chairman of the Builders Institute of Westchester and Putnam Counties (a 2,400 member organization), a New York State Commissioner of the Hudson River Valley Commission, founder and first President of the Exchange Club of the Town of Greenburgh, past member of the board of trustees of Elizabeth Seton College and of the Advisory Board of Iona College; Westchester County Commission Christopher Columbus Quincentennial, Board Member of the American Lyme Disease Foundation, and the Real Estate Tax Review Board of the Town of Greenburgh, New York (60,000 population). Mr. Persico received a B.S. in Real Estate from New York University. We believe Mr. Persico’s significant prior experience as President of Perbar Sales Corp. and active involvement in various phases of the real estate industry makes him qualified to serve as a director.

Laura H. Pomerantz, 71, has served as one of our directors since our inception in 2007.  In 2014, Ms. Pomerantz was appointed Vice Chairman and Head of Strategic Accounts at Cushman & Wakefield. Ms. Pomerantz is a Principal and founding partner of Laura Pomerantz Real Estate, LLC, founded in April of 2013, and has been an executive in the Real Estate industry for over 25 years.  She was a Founding Partner and Principal at PBS Gould Venture, LLC, d/b/a PBS Real Estate, LLC (“PBS Real Estate”), a boutique firm offering commercial real estate advisory solutions to both tenants and landlords.  Prior to joining PBS Real Estate in 2001, Ms. Pomerantz was a Senior Managing Director at Newmark & Company Real Estate.  Prior to joining Newmark & Company Real Estate in 1996, Ms. Pomerantz was Executive Managing Director of S.L. Green (NYSE: SLG) and prior to that she was the Executive Vice President of The Leslie Fay Companies, Inc., having responsibility for supervising several of its upscale fashion divisions.  She was with The Leslie Fay Companies, Inc. for over 18 years and served on the company’s Board of Directors.  She is a member of the Carnegie Hall Board of Trustees and is a director at WIN (Women in Need) and G-III Apparel Group, Ltd. (NASDAQ: GIII).  Ms. Pomerantz received an A.B.A. in Business Administration from Miami Dade Community College.  We believe Ms. Pomerantz’s significant prior experience as a Principal at PBS Real Estate and at other real estate and retail companies makes her qualified to serve as a director.

Stuart A. Tanz, 60, has served as our President and Chief Executive Officer and one of our directors since 2009. Mr. Tanz was the Chief Executive Officer of United Income Properties, Inc. from 2006 to 2009 and its Chief Operating Officer and President from 1988 to 1992. United Income Properties, Inc. was a privately owned retail real estate development company in Southern California which developed, owned and operated various shopping centers in Southern California and now owns, manages and operates approximately 1,150 self-storage units and an apartment property. From 1997 to 2006, Mr. Tanz was the Chairman, Chief Executive Officer and President of Pan Pacific Retail Properties, Inc., during which period its total market capitalization increased by 795% from $447 million to over $4 billion. Mr. Tanz oversaw and administered all aspects of Pan Pacific Retail Properties, Inc.’s business, management, finance and personnel and led its $146 million initial public offering on the NYSE and ultimately in the sale of the company for $4.1 billion to Kimco Realty Corp. (NYSE: KIM) in November 2006. From 1992 to December 1996, Mr. Tanz was a director of Revenue Properties Company Limited and was the Co-Chief Executive Officer from May 1996 to August 1997. Revenue Properties Company Limited was a publicly traded company on the Toronto Stock Exchange that was the parent company of Pan Pacific Development Corp., where Mr. Tanz was the President and Chief Operating Officer from 1992 to 1997. From 1982 to 1988, Mr. Tanz was the Director of Acquisitions of Southern California at Bramalea Limited, based in Toronto, Canada, and Bramalea California Inc. Mr. Tanz is a member of the Advisory Council for the University of Southern California Lusk Center for Real Estate and Chairman of the Advisory council for the Tanz Centre for Research in Neurodegenerative Diseases. Mr. Tanz is a member of International Council of Shopping Centers and Young Presidents Organization. In 1998, National Real Estate Investors named Mr. Tanz as one of the country’s top real estate executives under the age of 40 and in 2001 Mr. Tanz was awarded San Diego’s Ernst & Young Real Estate Entrepreneur of the Year in real estate. Mr. Tanz received a B.S. in Business Administration from the University of Southern California, Marshall School of Business. We believe Mr. Tanz’s significant prior public company experience as the Chairman, Chief Executive Officer and President of Pan Pacific Retail Properties, Inc. makes him qualified to serve as a director.

Eric S. Zorn, 70, has served as one of our directors since March, 2012. Mr. Zorn is currently Chairman of ESZ LLC, which is an International Real Estate Consulting Firm. It performs work for clients around the globe. From 2012 to 2015, Mr. Zorn served as a consultant to Wal-Mart Stores, Inc. and was engaged in Walmart’s Asian growth strategy. Until retiring in 2012, Mr. Zorn had served as President of Walmart Realty since 2002 and as an Executive Vice President of Wal-Mart Stores, Inc. since 2005. He led teams responsible for new store growth, store remodeling and property management, merchandise planning, procurement and allocation of capital among markets targeted for growth. Over a 15-year period, Mr. Zorn oversaw the opening of more than 3,200 Walmart stores in the United States, and also oversaw the strategy for disposition of excess real estate. Mr. Zorn joined Walmart in 1993 as Regional Vice President of Operations, becoming a Senior Vice President of Walmart Realty in 1995, after spending 22 years at Jamesway Corporation, including nine years as Senior Vice President and Chief Administrative Officer. Mr. Zorn is on the Executive Committee of the Board of Visitors for MD Anderson Cancer Center. Mr. Zorn previously served as Trustee of the International Council of Shopping Centers, and has served several other organizations in various capacities, including the Foundation Board of Trustees for Mercy Hospital in Rogers, Arkansas, Professional Women in Construction (New York chapter) and the Susan G. Komen Foundation (NWA Chapter). Mr. Zorn studied history at Fairleigh Dickinson University. We believe that Mr. Zorn’s extensive experience, including leadership of real estate acquisitions and property management for Walmart Realty, makes him qualified to serve as a director.

Our board of directors recommends a vote FOR the election of Messrs. Baker, Indiveri, Meyer, Neibart, Persico, Tanz and Zorn, and Ms. Pomerantz as directors.

A plurality of all of the votes cast on the proposal at the Annual Meeting at which a quorum is present is necessary to elect a director.  Proxies solicited by our board of directors will be voted FOR Messrs. Baker, Indiveri, Meyer, Neibart, Persico, Tanz and Zorn, and Ms. Pomerantz, unless otherwise instructed.  Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

We have a majority voting policy for the election of directors. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation to our board of directors. Our Nominating and Corporate Governance Committee is required to promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. Our board of directors is required to take action with respect to this recommendation. Any director who tenders his or her resignation to our board of directors will not participate in the Nominating and Corporate Governance Committee’s consideration or action by our board of directors regarding whether to accept such tendered resignation. The policy is more fully described below under “Corporate Governance—Corporate Governance Guidelines—Majority Voting Policy.”

In accordance with our Charter and Bylaws, vacancies occurring on our board of directors, as a result of death, resignation, removal of a director, an increase in the authorized number of directors or otherwise, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

There are no family relationships, as defined under Securities and Exchange Commission (the “SEC”) regulations, among any of our directors or executive officers.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF the company’s

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.  Our board of directors is requesting that our stockholders ratify this appointment of Ernst & Young LLP.

The report of Ernst & Young LLP on our consolidated financial statements as of and for the fiscal years ended December 31, 2018 and December 31, 2017 did not contain any adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Neither our Bylaws nor other governing documents or law require stockholder ratification of our board of directors’ appointment of Ernst & Young LLP as our independent registered public accounting firm.  However, our board of directors is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.  In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, our board of directors will review its future appointment of our independent registered public accounting firm.  Even if the appointment is ratified, our board of directors, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2018 and 2017.

	Fiscal Year Ended December 31,
	2018(4)	2017(4)
Audit Fees(1)	$879,103	$898,534
Audit-Related Fees	—	—
Tax Fees(2)	249,410	315,990
All Other Fees(3)	—	2,000
Total	$1,128,513	$1,216,524

(1)	2018 and 2017 Audit Fees include fees paid to Ernst & Young LLP in respect of: (i) the audit of the consolidated financial statements included in our annual report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) consents and other services related to SEC and other regulatory filings and communications; and (iv) accounting consultation attendant to the audit.

(2)	2018 and 2017 Tax Fees include tax compliance, tax planning, tax advisory and related tax services provided by Ernst & Young LLP.

(3)	Includes amounts billed for annual subscription to Ernst and Young LLP’s online resource library.

(4)	Does not include fees relating to the audit of the effectiveness of our internal control over financial reporting of $121,750 and $126,939 paid to Berdon LLP in the fiscal years ended December 31, 2018 and December 31, 2017, respectively.

The charter of the Audit Committee of our board of directors (the “Audit Committee”) provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by our external auditors which audit our financial statements and evaluate the effect thereof on the independence of such external auditors.  All audit, tax and other services provided to us by Ernst & Young LLP, our independent registered public accounting firm, were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval.  Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed.  Abstentions will not be counted as votes cast and will have no effect on the result of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

PROPOSAL 3

ApprovAL, on an advisory basis, OF the

compensation of the Company’s named executive officers

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement.  This proposal is commonly known as a “say-on-pay” proposal.  The compensation of our named executive officers as disclosed in this Proxy Statement includes the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement, as required by SEC rules.

In considering their vote, stockholders may wish to carefully review the information presented on our compensation policies and decisions regarding our named executive officers, as disclosed in detail in this Proxy Statement under “Executive Compensation.”  Our board of directors believes that our long-term success depends in large measure on the talents of our management team and other employees and, as described below under “Executive Compensation—Compensation Discussion and Analysis,” we, through our executive compensation programs, seek to attract, motivate and retain top-quality senior executives who are committed to our core values of excellence and integrity.  The fundamental philosophy of the Compensation Committee of our board of directors (the “Compensation Committee”) is to closely align these compensation programs with the achievement of clear annual and long-term performance goals tied to our financial success and the creation of stockholder value.  The Compensation Committee believes that it is important to create a compensation program that appropriately balances short-term, equity-based or cash-based compensation with long-term, equity-based compensation.

Our board of directors has determined that the best way to allow stockholders to vote on the compensation of our named executive officers is through the following resolution:

RESOLVED, that the stockholders of the Company advise that they approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in accordance with Securities and Exchange Commission rules in the Company’s Proxy Statement for the Company’s 2019 Annual Meeting of Stockholders, including the disclosure under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in the Proxy Statement relating to the Company’s 2019 Annual Meeting of Stockholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement.  Although this vote is advisory and non-binding, our board of directors and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our named executive officers.

Our board of directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement, including the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval.  Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed.  Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

BOARD AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing our affairs.  Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings.  The policy of our board of directors, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.  During the year ended December 31, 2018, our board of directors held six meetings. All of our directors, except Lee S. Neibart, during the year ended December 31, 2018 attended at least 75% of the meetings of our board of directors, including meetings of the committees of our board of directors of which they were members.  In 2018, seven of the eight directors then serving on our board of directors attended our 2018 Annual Meeting of Stockholders.

Committees of our Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee.  Michael J. Indiveri (Chair), Lee S. Neibart and Eric S. Zorn are the current members of the Audit Committee.  Our board of directors has determined that all of the members of the Audit Committee are independent as required by NASDAQ corporate governance requirements, SEC rules governing the qualifications of audit committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee.  Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Proposal 1: Election of Directors—Nominees for Election as Directors” in this Proxy Statement for a description of their respective backgrounds and experience), that Mr. Indiveri qualifies as an “audit committee financial expert” for purposes of, and as defined by, SEC rules and has the requisite accounting or related financial management expertise required by NASDAQ corporate governance requirements.  In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by NASDAQ corporate governance requirements.  The Audit Committee, which met four times during 2018, among other things, acts on behalf of our board of directors to discharge our board of directors’ responsibilities relating to our and our subsidiaries’ corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the performance of our internal audit function and our policies with respect to risk assessment and risk management.  The Audit Committee is also responsible for approving and reviewing with management and external auditors the interim and audited annual financial statements, meeting with officers responsible for certifying our annual report on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls.  The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements.  The specific responsibilities of the Audit Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.roireit.net.

Compensation Committee.  Laura H. Pomerantz (Chair), Charles J. Persico and Edward H. Meyer are the current members of the Compensation Committee.  Our board of directors has determined that all of the members of the Compensation Committee are independent as required by NASDAQ corporate governance requirements, SEC rules governing the independence of compensation committee directors, the Guidelines, the Independence Standards and the written charter of the Compensation Committee.  The Compensation Committee, which met four times during 2018, is responsible for, among other things, overseeing the approval, administration and evaluation of our compensation plans, policies and programs, and reviewing the compensation of our directors and our named executive officers.  The specific responsibilities of the Compensation Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.roireit.net.

Nominating and Corporate Governance Committee.  Edward H. Meyer (Chair), Charles J. Persico and Michael J. Indiveri are the current members of the Nominating and Corporate Governance Committee.  Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by NASDAQ corporate governance requirements, the Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which met one time during 2018, is responsible for, among other things, reviewing and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, seeking, considering and recommending to our board of directors qualified candidates for election as directors and approving and recommending to the full board of directors succession plans for each of our named executive officers.  It reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance, and recommends to our board of directors nominees for each committee of our board of directors.  In addition, the Nominating and Corporate Governance Committee annually facilitates the assessment of our board of directors’ performance as a whole and of the individual directors, and reports thereon to our board of directors.  The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.roireit.net.

We will provide the written charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, free of charge, to stockholders who request them.  Requests should be directed to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130.  The written charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee are also available for viewing on our website at www.roireit.net.

Audit Committee Report

The Audit Committee has furnished the following report for the 2018 fiscal year.

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm, and our compliance with related legal and regulatory requirements.  The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm.  The Audit Committee operates under a written charter adopted by our board of directors.

Management is primarily responsible for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on our internal control over financial reporting.  Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2018, was responsible for performing an independent audit of (i) our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and (ii) the effectiveness of our internal control over financial reporting and expressing an opinion with respect thereto.  The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on our internal control over financial reporting.  The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence.  The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

The Audit Committee held four meetings during 2018.  The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and Ernst & Young LLP, an independent registered public accounting firm, for the fiscal year ended December 31, 2018.

The Audit Committee reviewed and discussed our ongoing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 5 regarding the audit of internal control over financial reporting.  The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for its audit.  The Audit Committee reviewed reports and memoranda prepared by Ernst & Young LLP with respect to its audit of our internal control over financial reporting.  The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2018, and the related report prepared by Ernst & Young LLP, with management and Ernst & Young LLP.  The Audit Committee also reviewed and discussed with management and Ernst & Young LLP management’s annual report on our internal control over financial reporting.  The Audit Committee discussed with management and Ernst & Young LLP the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC and the processes used to support management’s annual report on our internal control over financial reporting.  As a result of these discussions, the Audit Committee believes that we maintain an effective system of accounting controls that allows us to prepare consolidated financial statements that fairly present our financial position and results of our operations.  Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee reviews and discusses with Ernst & Young LLP their audit plan for us.  The Audit Committee also discusses with Ernst & Young LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 1301 (Communication with Audit Committees), which includes a discussion of Ernst & Young LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting.

The Audit Committee also discussed with Ernst & Young LLP its independence from us.  Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence and represented that it is independent from us.  When considering the independence of Ernst & Young LLP, the Audit Committee considered if services they provided to us, beyond those rendered in connection with their audit of our consolidated financial statements, their reviews of our interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q and their audit of the effectiveness of our internal control over financial reporting, were compatible with maintaining their independence.  The Audit Committee also reviewed and approved, among other things, the tax and other professional services performed by, and the amount of fees paid for such services to, Ernst & Young LLP.  The Audit Committee also received regular updates on the amount of fees and scope of audit, tax and other professional services provided by Ernst & Young LLP.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2018 be included in our annual report on Form 10-K filed with the SEC.  The Audit Committee has also recommended the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and is presenting this selection to our stockholders for ratification.

Michael J. Indiveri, Chair

Lee S. Neibart

Eric S. Zorn

The foregoing Audit Committee Report shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

For the year ended December 31, 2018, each non-employee member of our board of directors was entitled to receive compensation for his or her services as a director as follows: (i) an annual cash retainer of $60,000 per year in cash; (ii) an annual equity award of $100,000 in value of restricted shares of Common Stock (“Restricted Shares”); (iii) a fee of $1,500 for each meeting of our board of directors attended in person or by teleconference; (iv) a fee of $1,500 for each meeting of a committee of our board of directors attended in person or by teleconference; and (v) annual chair fees of $20,000 per year, $15,000 per year and $12,500 per year to each non-employee director acting as the Chair of the Audit Committee, Chair of the Compensation Committee and Chair of the Nominating and Corporate Governance Committee, respectively. Directors who are also our employees are not entitled to receive additional compensation for serving on our board of directors.

During 2018, the Compensation Committee engaged FTI Consulting Inc. (“FTI”) to serve as its compensation consultant in reviewing and evaluating our officer and director compensation levels and program, with the goal of creating a fair, reasonable and balanced compensation program that closely aligns the interest of our board of directors with those of our stockholders and reflect current practices in the marketplace.  FTI received instructions from, and reported to, the Compensation Committee on an independent basis.  FTI’s services to the Compensation Committee are discussed further below.  See “Executive Compensation—Compensation Discussion and Analysis.”  Other than as described herein, FTI did not provide other services to us or any of our affiliates during 2018.

The following table summarizes the annual compensation received by our non-employee directors for the year ended December 31, 2018.

2018 Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Michael J. Indiveri	96,500	99,989	196,489
Edward H. Meyer	89,000	99,989	188,989
Lee S. Neibart	69,000	99,989	168,989
Charles J. Persico	76,500	99,989	176,489
Laura H. Pomerantz	88,500	99,989	188,489
Eric S. Zorn	75,000	99,989	174,989

(1)	Amounts in this column represent annual retainer, board of directors meeting fees and Committee meeting and Chair fees paid to non-employee directors for service in 2018.

(2)	Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our annual report on Form 10-K for the year ended December 31, 2018 (Note 8, Stock Compensation and Other Benefit Plans for ROIC).

During 2018, non-employee directors were also eligible to receive grants of stock options (“Options”), Restricted Shares, phantom shares, dividend equivalents or other equity-based grants under the Retail Opportunity Investments Corp. 2009 Equity Incentive Plan (the “Original 2009 Equity Incentive Plan”). On April 25, 2018, the stockholders of the Company approved and the Company adopted the Company’s Amended and Restated 2009 Equity Incentive Plan (the “Amended 2009 Equity Incentive Plan”). After April 25, 2018, no further grants will be made under the Original 2009 Equity Incentive Plan.

As of the Record Date, under the Original 2009 Equity Incentive Plan, there were outstanding Options to acquire a total of 254,500 shares of Common Stock at a weighted average purchase price of $10.75 per share, and a total of 606,968 Restricted Shares still subject to forfeiture.  During 2018, 24,000 Options were exercised and no outstanding Options for any of our named executive officers were repriced.  As of the Record Date, 3,434,618 shares of Common Stock remained available for grant to eligible participants under the Amended 2009 Equity Incentive Plan, and a total of 165,382 Restricted Shares remained subject to forfeiture.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Our President and Chief Executive Officer is Stuart A. Tanz.  The non-Executive Chairman of our board of directors is Richard A. Baker.  Our Chief Financial Officer is Michael B. Haines.  Our Chief Operating Officer is Richard K. Schoebel.  For Messrs. Tanz’s and Baker’s biographies, please see “Proposal 1: Election of Directors—Nominees for Election as Directors.”  The following sets forth the biographical information for Messrs. Haines and Schoebel as of the date of this Proxy Statement.

Michael B. Haines, 57, has served as our Chief Financial Officer since December 2012.  Prior to December 2012, Mr. Haines served as Chief Accounting Officer at Pacific Office Properties Trust, Inc., a publicly traded real estate investment trust that owns and operates institutional quality office properties in Hawaii and Southern California.  From September 2009 until joining Pacific Office Properties Trust, Inc. in October 2010, Mr. Haines was Chief Accounting Officer at American Realty Advisors, an SEC-registered investment advisor and provider of real estate investment management services to institutional investors.  From January 2007 to September 2008, he was Chief Financial Officer at Hopkins Real Estate Group, a firm that specializes in retail shopping center development and re-development.  Prior to January 2007, for approximately 12 years, he held various financial and accounting positions, including Vice President, Finance, at Pan Pacific Retail Properties, Inc., a real estate investment trust that specialized in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials.  Prior to joining Pan Pacific Retail Properties, Inc., Mr. Haines was Director of Internal Audit for The Hahn Company, a developer and owner of regional shopping malls throughout the United States, and a Senior Auditor at Deloitte & Touche, LLP.  Mr. Haines received a Bachelors in Business Administration from San Diego State University.  Mr. Haines is a California-licensed Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Richard K. Schoebel, 53, has served as our Chief Operating Officer since 2009.  Prior to 2009, Mr. Schoebel served as the Vice President, Property Management for the West Region of Centro Properties Group (US).  In this role, he was responsible for 8.9 million square feet of community and neighborhood shopping centers.  From 2007 to 2009, Mr. Schoebel was a Principal and Managing Member of Pacific Spectrum Properties, LLC, a brokerage firm providing leasing, management and consulting services to shopping center owners.  Prior to that, for 12 years he held numerous positions at Pan Pacific Retail Properties, Inc., ultimately serving as Vice President, Operations, where he directed the leasing and property management for a portfolio of 38 shopping centers, encompassing five million leasable square feet.  Mr. Schoebel has over 24 years of real estate industry experience, specializing in shopping centers.  Mr. Schoebel received a B.S. in Management with a minor in Applied Computer Science from Keene State College in New Hampshire.

CORPORATE GOVERNANCE

Role and Leadership Structure of our Board of Directors and Risk Oversight

Pursuant to our Charter, Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of our board of directors.  Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations.  Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with the Chairman of our board of directors, President and Chief Executive Officer and other executive officers.

We maintain separate roles for our Chief Executive Officer and Chairman of our board of directors.

Our board of directors believes that the composition of our board of directors protects stockholder interests and provides sufficient independent oversight of our management.  A majority of our current directors are “independent” under NASDAQ corporate governance requirements, as more fully described under “—Director Independence.”  The independent directors meet separately from our management on a regular basis at the conclusion of our board of directors’ regularly scheduled meetings.  The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our directors and executive officers and the selection and evaluation of directors.

Each independent director has the ability to add items to the agenda of board of directors meetings or raise subjects for discussion that are not on the agenda for that meeting.  In addition, our board of directors and each committee of our board of directors has complete and open access to our executive officers.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors level and independent oversight of both our board of directors and our executive officers.  The current leadership model, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

In connection with their oversight of risk to our business, our board of directors and the Audit Committee consider feedback from our executive officers concerning the risks related to our business, our operations and strategies.  Our executive officers regularly report to our board of directors on risks relating to our property acquisitions, our leverage and hedging policies, our capital availability and our internal control and procedures.  Members of our board of directors routinely meet with our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our board of directors and the risks associated with such matters.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors, officers and employees.  The Code of Conduct was designed to assist directors, officers and employees in complying with the law, and in resolving moral and ethical issues that may arise in complying with our policies and procedures.  Among the areas addressed by the Code of Conduct are compliance with applicable laws, conflicts of interest, use and protection of our assets, confidentiality, communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, and health and safety.  The Nominating and Corporate Governance Committee is responsible for monitoring our board of directors’ governance process and will make recommendations, as appropriate, to the Chairman of our board of directors on governance and related matters.  The Code of Conduct is available for viewing on our website at www.roireit.net.  We will also provide the Code of Conduct, free of charge, to stockholders who request it.  Requests should be directed to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130.

Corporate Governance Guidelines

Our board of directors has adopted the Guidelines, which address significant issues of corporate governance, and set forth procedures by which our board of directors carries out its responsibilities.  Among the areas addressed by the Guidelines are the composition of our board of directors, functions and responsibilities of our board of directors, the committees of our board of directors, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation review of our board of directors and the committees of our board of directors.  The Nominating and Corporate Governance Committee is responsible for reviewing the Guidelines and will make recommendations, as appropriate, to the Chairman of our board of directors on governance and related matters.

Majority Vote Policy

The Guidelines provide for a majority voting policy for the election of directors. Pursuant to this policy, in any uncontested election of directors, any nominee who, of the votes cast in such election with respect to such nominee, receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to our board of directors following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee shall consider all factors it deems relevant, which may include the stated reasons, if any, why stockholders withheld votes from the director, any alternatives for curing the underlying cause of the withheld votes, the length of service and qualifications of the director, the director’s past and expected future contributions to our Company, the composition of our board of directors, and such other information and factors as members of the Nominating and Corporate Governance Committee shall determine are relevant.

Our board of directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the stockholder vote. Any director who tenders his or her resignation to our board of directors will not participate in the Nominating and Corporate Governance Committee’s consideration or board action regarding whether to accept such tendered resignation.

We will promptly disclose our board of director’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a press release, a filing with the SEC or in another broadly disseminated means of communication.

The Guidelines are available for viewing on our website at www.roireit.net.  We will also provide the Guidelines, free of charge, to stockholders who request them.  Requests should be directed to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130.

Director Independence

The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NASDAQ corporate governance requirements.  As permitted under the Guidelines, our board of directors has adopted certain categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors.  Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that six of our eight current directors, Michael J. Indiveri, Edward H. Meyer, Lee S. Neibart, Charles J. Persico, Laura H. Pomerantz and Eric S. Zorn, qualify as independent directors under NASDAQ corporate governance requirements and the Independence Standards.  The Independence Standards are available for viewing on our website at www.roireit.net.

Policy Concerning Hedging and Pledging Transactions

Our Corporate Policy Regarding Equity Transactions (the “Policy”) contains policies that prohibit our officers, directors, employees and consultants from engaging in transactions of a speculative nature involving our securities.  The Policy prohibits short sales and hedging transactions, and also generally prohibits transactions involving derivative securities, such as options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of our equity securities.  The Policy prohibits all of our directors and officers from margining our securities, holding our securities in a margin account or pledging our securities as collateral for a loan, and also prohibits all other persons subject to the Policy from engaging in such activities unless they have been approved in writing by our compliance officer.  No such approvals have been granted to date.

Stock Ownership Guidelines

To align the interests of our senior executives and stockholders, the Nominating and Corporate Governance Committee expects our executive officers to acquire significant ownership of equity in the Company (“Company Equity”).  Accordingly, we have adopted stock ownership guidelines (the “Stock Ownership Guidelines”) requiring each executive officer to achieve a Company Equity ownership level equal to a specified multiple of his or her base salary.  The minimum equity ownership levels as a multiple of base salary are as follows: six times for the Chief Executive Officer; three times for the non-Executive Chairman of our board of directors; and three times for other executive officers.

The Nominating and Corporate Governance Committee has also adopted a guideline for directors to achieve significant ownership of Company Equity.  Our directors are expected to achieve a Company Equity ownership level equal to a minimum of three times their annual cash retainer.

Company Equity owned by a spouse of an executive officer or a director shall count toward the executive officer or director achieving the applicable Company Equity ownership level.  Company Equity held in a trust established by an executive officer or director (and/or his or her spouse) shall count toward the executive officer or director achieving the applicable Company Equity ownership level if the trust is revocable by the executive officer or director (and/or his or her spouse) or is for the benefit of the executive officer or director, the spouse of the executive officer or director, and/or the family members of the executive officer or director.

Executive officers and directors have a five-year grace period to comply with the Stock Ownership Guidelines, commencing on the date which is the later of the adoption of the Stock Ownership Guidelines and upon appointment to a new position.  If, at the end of the five-year grace period, any executive officer or director does not achieve the requisite Company Equity ownership level, we will require such executive officer or director to hold all vested awards of Company Equity and derivatives exercisable for Company Equity, other than awards withheld to pay withholding taxes or the exercise price of options or other derivative securities, until the required ownership level has been satisfied.  Additionally, the Nominating and Corporate Governance Committee reserves the right to provide exceptions for extenuating personal circumstances on a case-by-case basis.

The Nominating and Corporate Governance Committee reviewed the holdings of our executive officers and directors in light of the Stock Ownership Guidelines as of the end of the year ended December 31, 2018 and determined that all of our executive officers and directors met the Stock Ownership Guidelines as required.

Review and Approval of Related-Party Transactions

Our board of directors has adopted written policies and procedures for review, approval and ratification of transactions involving us and “related parties” (directors, executive officers or stockholders beneficially owning 5% or greater of our outstanding Common Stock, or their immediate family members).  The policies and procedures cover any related-party transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).  A summary of these policies and procedures is set forth below:

Policies

•	Any covered related-party transaction must be approved by our board of directors or by a committee of our board of directors consisting solely of disinterested directors. In considering the transaction, our board of directors or such committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to us.

•	On at least an annual basis, our board of directors or a committee thereof will monitor the transaction to assess whether it is advisable for us to amend or terminate the transaction.

Procedures

•	Management or the affected director or executive officer will bring the matter to the attention of the Chair of the Audit Committee or, if the Chair of the Audit Committee is the affected director, to the attention of the Chair of the Nominating and Corporate Governance Committee.

•	The appropriate Chair shall determine whether the matter should be considered by our board of directors or by a committee of our board of directors consisting solely of disinterested directors.

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction, except that the director shall provide all material information concerning the transaction.

•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.

•	If the transaction will be ongoing, our board of directors or a committee of our board of directors consisting solely of disinterested directors may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, our board of directors or a committee of our board of directors consisting solely of disinterested directors, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the guidelines and that the transaction remains appropriate.

•	All related-party transactions will be disclosed in our applicable filings with the SEC as required under SEC rules.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual meetings of stockholders.  Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek to have a board of directors representing diverse educational backgrounds and different work and life experiences that provide a range of insights into the financial, governmental or legal matters that are relevant to our business and to our status as a publicly owned company.  The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders.  The Nominating and Corporate Governance Committee also evaluates the length of service of members of our board of directors with a view towards periodically adding new members that can bring fresh insights and perspectives to our strategic thinking and enhance the manner in which our business and affairs are supervised by our board of directors. We also believe that the nominees have developed unique and valuable expertise, knowledge and insights about our company, our operations, our market and our industry during their tenure as directors. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of our Company and our stockholders.  Directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment.  The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our board of directors and management and their ability to represent our long-term interests and those of our stockholders.

When our board of directors considers adding a member to fill an existing vacancy or newly created position, or any other time the Nominating and Corporate Governance Committee believes our board of directors should consider adding a member, the Nominating and Corporate Governance Committee identifies and assesses director candidates and makes recommendations to our board of directors based upon the results of such search.  In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors.  The Nominating and Corporate Governance Committee receives input on such director candidates from other directors, and recommends director candidates to our board of directors for nomination.  The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with our Bylaws and applicable law.  The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees.  The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms and/or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates.  If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the current advanced notice procedures set forth in our Bylaws and outlined under the “Submission of Stockholder Proposals” section of this Proxy Statement may nominate director candidates for election to our board of directors.  Stockholder nominations of director candidates at our annual meeting of stockholders must be received by our Secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.  The public announcement of a postponement or adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice as described above.  Accordingly, to submit a director candidate for consideration for nomination at our 2020 Annual Meeting of Stockholders, stockholders must submit the nomination, in writing, by November 25, 2019, but in no event earlier than October 24, 2019.  The written notice must set forth the information required by our Bylaws.  The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules.  See the “Submission of Stockholder Proposals” section of this Proxy Statement for information regarding providing timely notice of stockholder proposals under SEC rules.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

We have scheduled a meeting of our board of directors in conjunction with the Annual Meeting and, as set forth in the Guidelines, our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Stockholder Outreach and Engagement

We believe that fostering long-term relationships with our stockholders and maintaining their trust is a key ROIC objective, and we recognize the value of listening to and understanding their views about our business. We conduct stockholder outreach throughout the year, dialoguing and meeting with key institutional stockholders, in an effort to proactively address important issues. Our Chief Executive Officer, Stuart A. Tanz, and other members of our senior management team were in regular contact with stockholders during 2018 and conducted 170 scheduled investor meetings on important topics including ROIC’s strategy, performance, corporate governance, executive compensation and other related matters. Our management provides regular updates to our board of directors regarding these discussions and stockholder feedback. Our board of directors takes our stockholders’ and other stakeholders’ perspectives into consideration when overseeing our Company’s strategy, formulating governance practices and designing executive compensation programs. We are pleased that stockholders strongly supported our executive compensation program in the 2018 advisory “say on pay” vote, with approximately 96% of the votes cast approving our advisory resolution.

We believe that our outreach program ensures that our management and our board of directors understand our stockholders’ views and concerns and are able to address the issues that are important them. We are continuing our stockholder outreach efforts in 2019, in addition to our customary participation at industry conferences, investor roadshows and meetings with analysts, and remain committed to this ongoing initiative.

Communications with our Board of Directors

Our board of directors has established a process by which stockholders or other interested parties may communicate in writing with the chair of any committee of our board of directors or the independent directors of our board of directors as a group.  Any such communication sent by e-mail should be sent to stockholdercommunications@roireit.net.  Any such communications sent by U.S. mail or overnight delivery should be directed to the attention of the Independent Directors, the Chair of the Audit Committee, the Chair of the Compensation Committee, or the Chair of the Nominating and Corporate Governance Committee, as the case may be, in each instance in care of the Company, at Retail Opportunity Investments Corp. 11250 El Camino Real, Suite 200, San Diego, California 92130.  Our representative will forward them to the intended recipient(s).  We reserve the right to disregard any communication that our Chief Executive Officer determines is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate.  Our Chief Executive Officer has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.  Our board of directors has approved this communication process.

Executive Sessions of Independent Directors

It is the policy of our board of directors, in accordance with the Guidelines, that the independent directors serving on our board of directors meet separately without management (including management directors) in executive session at least four times per year at regularly scheduled meetings of our board of directors.

Amendments to Charter

Amendments to our Charter generally require the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.  The affirmative vote of holders of shares entitled to cast at least two-thirds of votes entitled to be cast on a matter is only required (a) to remove a member of the board of directors, (b) to amend certain Charter provisions established to enable our qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, or (c) to amend the sentence providing for the affirmative vote requirements described in (a) and (b).

Other Governance Matters

In overseeing our corporate policies and our overall performance and direction, our board of directors has adopted the approach of operating in what it believes are the long-term best interests of our Company and our stockholders. In operating under these principles, our board of directors continuously reviews our corporate governance and considers whether any changes are necessary or desirable. As part of this review our board of directors considered an amendment to our Bylaws to allow our stockholders (without the concurrence of our board of directors) to implement bylaw amendments. Our board of directors initially considered this matter when stockholders approved our redomiciliation as a Maryland corporation at the 2011 annual meeting of stockholders and we explained to our stockholders the changes that would result to the way amendments to our bylaws would be implemented as a result of the redomiciliation. After careful consideration of this matter, our board of directors concluded that it is in the best interests of our stockholders and our Company if authority to amend our bylaws is vested exclusively in our board of directors because, under Maryland law, our directors must act with a reasonable belief that their actions are in the best interests of our Company. On the other hand, under Maryland law, stockholders are not bound by any such legal duty and are permitted to take or to recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of other stockholders or the interests of our Company. Beyond this factor, a significant percentage of our stockholders at any given time could consist of exchange traded or index funds that do not normally exercise independent judgment on matters presented to stockholders. As a result of these factors, we continue to believe that our directors are in the best position to determine whether to enact possible future bylaw amendments (including those proposed by our stockholders). We remain committed to engaging with our stockholders and hearing their views about our business, including corporate governance matters, and will adopt amendments to our organizational documents only after concluding that such amendments are in the best interests of our Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of the compensation programs offered to our named executive officers.  The Compensation Committee is responsible for the administration of our compensation plans, policies and programs and for making recommendations relating to the compensation of our named executive officers.  The Compensation Committee endeavors to ensure that the compensation paid to our named executive officers is consistent with our overall philosophy on compensation and market practices.

Executive Summary

Fiscal 2018 Performance Highlights

During 2018, our named executive officers led the Company to achieve financial and operational results that were above industry expectations in the face of challenging business conditions in the broader retail market. We continued the disciplined execution of our strategy focused on necessity-based community and neighborhood shopping centers on the West Coast, which resulted in the following:

•	Exceptional operational performance in the retail REIT industry:

-	Same-store NOI(1) growth of 2.5%

-	Increased annual dividend by 4.0% to $0.78 from $0.75 per share

-	97.7% of our gross leasable area was leased at December 31, 2018, a record year-end high for the Company and the 5th consecutive year above 97%

-	1.5 million square feet of leases were executed, representing record leasing activity for the Company and more than double the square footage originally scheduled to expire

-	Achieved growth in same-space cash rents on new leases of 21.7%, the 4th consecutive year greater than 20%

-	$142.1 million in FFO(1), growth of 2.3%

•	Maintained our strong balance sheet:

-	Approximately 89.5% of our total outstanding indebtedness was effectively fixed-rate(2) at year-end and approximately 94.7% of our gross leasable area was unencumbered at December 31, 2018

-	Reduced secured debt and enhanced our debt maturity schedule

-	Raised $25.4 million through the issuance of Common Stock

•	Continued execution of strategic growth:

-	We embarked on several key initiatives aimed at enhancing the long-term intrinsic value and competitive strength of the Company’s portfolio, most notably focusing on disposing non-core properties and identifying densification opportunities

-	Completed $28.0 million of property dispositions

-	Completed shopping center acquisitions totaling approximately $43.6 million

•	Total shareholder return performance above peer companies:

-	The Company’s TSR performance has consistently outperformed our executive compensation peer group and other benchmark indices over the longer-term periods (as described in more detail below)

(1)	For a description of FFO, market capitalization and NOI, see “—Elements of Executive Compensation.”

(2)	Represents indebtedness that bears interest at a fixed-rate or is subject to interest rate swap agreements pursuant to which the Company makes fixed-rate payments.

We believe that the value creation produced from an investment in real estate should be assessed over a long-term period, and our strategy has focused and continues to focus on long-term value creation. The business challenges faced by the retail industry and retail REITs impacted TSR of the Company and our peer group in 2018. Despite these challenges, our TSR outperformed our peer group over the one, three, five and seven-year periods ended December 31, 2018, as set forth in the table below.

Total Stockholder Return(1)				ROIC: Retail Opportunity Investments Corp. SNL: SNL U.S. REIT Retail Index MSCI: MSCI US REIT Index Peers(2): Executive Compensation Peer Group Median
1-Year	3-Year	5-Year	7-Year

MSCI -4.57%	MSCI 8.89%	MSCI 45.55%	ROIC 78.09%
SNL -12.14%	ROIC -0.50%	ROIC 31.29%	MSCI 75.64%
ROIC -16.94%	SNL -15.66%	SNL 12.23%	SNL 48.56%
Peers -18.29%	Peers -21.12%	Peers -22.37%	Peers -0.21%

(1)	The table above compares the total return on our Common Stock over the one, three, five and seven-year periods ended December 31, 2018 to the total return of comparable indices and our executive compensation peer group, assuming a $100 investment on January 1, 2011 and all dividends have been reinvested.

(2)	For more information about our executive compensation peer group, see “—Setting Executive Compensation—Peer Group.”

Stockholder Outreach and Engagement

We believe that fostering long-term relationships with our stockholders and maintaining their trust is a key ROIC objective, and we recognize the value of listening to and understanding their views about our business. During 2018, we continued our stockholder outreach activities, dialoguing and meeting with key institutional stockholders, in an effort to proactively address important issues.

•	Our Chief Executive Officer, Stuart A. Tanz, and other members of our senior management team were in regular contact with stockholders during 2018 and conducted 170 scheduled investor meetings to discuss a broad range of topics, including executive compensation.

•	We considered our executive compensation program implemented by the Compensation Committee of our board of directors (the “Compensation Committee”) and the results of recent non-binding, advisory votes on the compensation of our named executive officers. At each of our last three annual meetings, stockholders showed strong support for our executive compensation program, with more than 96% of the votes cast approving our advisory resolution at each meeting.

•	Based on feedback received during the year and the strong support that stockholders showed for our executive compensation program in the 2018 advisory “say on pay” vote, the Compensation Committee maintained the principal elements of our executive compensation program when setting compensation for 2018 while making certain adjustments in response to market dynamics for retail REITs.

Executive Compensation Highlights

We are pleased that stockholders strongly supported our executive compensation program in the 2018 advisory “say on pay” vote, with approximately 96% of the votes cast approving our advisory resolution. We attribute this result to the Compensation Committee’s commitment to designing and implementing an executive compensation program that aligns executive compensation with Company performance and the creation of sustainable stockholder value, and view it as an indication that stockholders are supportive of the Compensation Committee’s approach to executive compensation and our responsiveness to investor concerns.

Each component of compensation plays a role in supporting our compensation goals and objectives consisting of the following key components:

Elements of Pay	Form	Links to Performance	Purposes
Base Salary	Fixed Cash	Determined based on: • Evaluation of individual’s experience • Current performance • Internal pay equity and a comparison to the peer group	• Recognize ongoing performance of job responsibilities and contributions to Company success • Attract and retain executive talent
Annual Incentives	Variable Incentive Cash

Our Chief Executive Officer’s cash bonus is 90% based on pre-established objective Company performance metrics, with 10% based on the Compensation Committee’s review of the Company’s and each named executive officer’s individual performance. For 2019, the Company has simplified the bonus structure by reducing the number of corporate performance goals from eight metrics to four key corporate metrics, including:

•   FFO per share (20%)

•   Capital Raising (20%)

•   Year-End Leased Occupancy (25%)

•   Same-Store NOI Growth (25%)

•   Discretionary (10%)

The above represents the weightings for our Chief Executive Officer, while the weightings for our Chief Financial Officer and Chief Operating Officer also include additional role-specific objective criteria see “—Elements of Executive Compensation—Annual Cash Incentives.”

•   Reward the achievement of short-term corporate operating and financial objectives and individual contributions on an annual-basis

•   Drive stockholder value creation

•   Chosen for alignment with the Company’s strategic goals for the year

Long-Term Incentives	Time-Based Equity Awards

Represents 50% of the overall equity grant, which is determined based on:

•   TSR performance

•   Execution of the Company’s long-term strategic plan

•   named executive officers’ compensation levels compared to our peer group

Shares vest ratably over a three-year period, subject to continued service

•   Support the retention of executives

•   Subject recipients to the same market fluctuations as stockholders

•   Motivate management to create long-term stockholder value

•   Reinforce our named executive officers’ alignment of interests with our stockholders’ interests over the long-term

•   Ensure that our named executive officers maintain a long-term focus that serves the best interests of the Company

Performance-Based Equity Awards

Represents 50% of the overall equity grant and is subject to the achievement of performance goals over a three-year period. For performance based equity awards for 2018, the performance criteria were modified to better align with the Company’s long-term strategic goals and will be earned at the end of year three based on:

•   Densification Entitlements (25%)

•   Average Year-End Occupancy (25%)

•   Average Year-End Same-Store NOI Growth (25%)

•   Relative TSR (25%)

•   Enhance pay-for-performance structure and stockholder alignment

•   Motivate and reward management to successfully execute on the Company’s long-term strategy

•   Motivate and reward our named executive officers for delivering stockholder returns exceeding those of our peer companies

Our executive compensation program also incorporates strong corporate governance standards designed to promote the interests of our stockholders, including:

•	requiring a “double trigger” for severance payments upon a change in control;

•	no excise tax gross-up provisions;

•	prohibiting hedging or pledging of Company securities;

•	maintaining stock ownership guidelines for our named executive officers and directors;

•	employing a majority voting policy for the election of directors in uncontested elections;

•	using an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors; and

•	prohibiting the repricing of stock options without stockholder approval.

Compensation Philosophy and Objectives.

We, through our executive compensation program, seek to attract, motivate and retain top-quality senior executives who are committed to our core values of excellence and integrity.  The Compensation Committee’s fundamental philosophy is to closely align our compensation programs with the achievement of clear annual and long-term performance goals tied to our financial success and the creation of stockholder value.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to:

•	attract, retain and motivate a highly-skilled senior executive team that will contribute to the successful performance of our Company;

•	align the interests of the senior executive team with the interests of our stockholders by motivating executives to increase long-term stockholder value;

•	provide compensation opportunities that are competitive within industry standards, thereby reflecting the value of the position in the marketplace;

•	set clear performance goals and objectives which provide accountability for our named executive officers;

•	appropriately reward stockholder returns in light of the level of risk that was taken to generate those returns to ensure that compensation decisions neither encourage nor reward excessive or inappropriate risk taking;

•	support a culture committed to paying for performance where compensation is commensurate with the level of performance achieved; and

•	maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing employment market dynamics.

The Compensation Committee believes that it is important to create a compensation program that appropriately balances short-term, equity-based or cash-based compensation with long-term, equity-based compensation.  Our named executive officer compensation program includes the following primary components:

•	base salaries paid in cash which recognize the unique role and responsibilities of a position as well as an individual’s performance in that role;

•	annual awards, which may be paid in cash or stock, which are meant to motivate and reward our short-term financial and operational performance, as well as individual performance; and

•	long-term equity-based awards which are designed to support our objectives of aligning the interests of our named executive officers with those of our stockholders, promoting our long-term performance and value creation, and retaining our named executive officers.

It is the Compensation Committee’s view that compensation decisions are complex and best made after a deliberate review of Company and individual performance, as well as industry compensation levels.  Consistent with this view, the Compensation Committee generally assesses our performance within the context of the industry’s overall performance and our internal performance standards and evaluates individual performance of our named executive officers relative to the performance expectations for their respective positions and roles within our Company.  In addition, the Compensation Committee reviews our policies and compensation practices to determine whether the risks arising from our compensation policies and practices would be reasonably likely to have a material adverse effect on us.  We have not identified any risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on us.

The Compensation Committee consults with compensation consultants, outside counsel, and other advisors as appropriate, in the Compensation Committee’s discretion, to assist in discharging its duties.  Specifically, the Compensation Committee has engaged FTI as its independent compensation consultant to assist on a range of executive compensation matters.  FTI’s services to the Compensation Committee are discussed further below.

Setting Executive Compensation.

The compensation arrangements with our existing executive management team were approved by the Compensation Committee, taking into consideration each individual’s value to our Company, and in consultation with FTI and Clifford Chance US LLP, our outside counsel.  The focus of the Compensation Committee in approving these employment and letter agreements was to (i) align our senior executive compensation programs and policies with our financial performance and, accordingly, the creation of stockholder value and (ii) see that the compensation terms of our executive management team reflected current practices in the marketplace. Information with respect to the current employment and letter agreements of our named executive officers can be found under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements.”

The Compensation Committee will, on an ongoing basis, continue to examine and assess our executive compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices, and will make or recommend to our board of directors modifications to the compensation programs, as deemed appropriate.  The Compensation Committee engaged FTI as its independent compensation consultant in respect of calendar year 2018 to assist the Compensation Committee in developing and evaluating objective performance standards for annual bonuses and long-term equity-based awards. FTI’s services to us have been limited to compensation-related services.  FTI met with the Compensation Committee on several occasions in 2018 and in the first quarter of 2019 to discuss guiding principles, competitive market trends, peer group pay practices, compensation strategy and other compensation considerations, including our performance during 2018.  Specifically, FTI was engaged to assist the Compensation Committee in considering the framework for our named executive officers’ total compensation for 2018, taking into account the base salaries specified in existing employment and letter agreements, the objective performance criteria and weighting levels established for annual incentive cash bonuses and making recommendations relating to annual bonus awards and long-term equity-based awards.

Peer Group.

In evaluating the Company’s executive compensation program and financial performance for 2018, the Compensation Committee reviewed our pay levels and performance compared to a peer group.  Our executive compensation peer group (the “executive compensation peer group”) is comprised solely of publicly traded REITs that have the following characteristics:

•	an investment focus concentrated on the retail real estate sector;

•	compete with the Company for talent and/or investment opportunities; and

•	range from approximately one-third to three times the Company’s implied equity market capitalization.

Our executive compensation peer group used to evaluate market compensation structures and levels comprised the following REITs:

Acadia Realty Trust (NYSE:AKR)	CBL & Associates Properties, Inc. (NYSE:CBL)
Kite Realty Group Trust (NYSE:KRG)	Pennsylvania Real Estate Investment Trust (NYSE:PEI)
Retail Properties of America, Inc. (NYSE:RPAI)	RPT Realty (NYSE:RPT)
Seritage Growth Properties (NYSE:SRG)	SITE Centers Corp. (NYSE:SITC)
STORE Capital Corporation (NYSE:STOR)	Tanger Factory Outlet Centers, Inc. (NYSE:SKT)
Urban Edge Properties (NYSE:UE)	Washington Prime Group Inc. (NYSE:WPG)
Weingarten Realty Investors (NYSE:WRI)

Factors Considered in Setting Executive Compensation.

The Compensation Committee considers Company and individual named executive officer performance as the most important factors in determining a named executive officer’s compensation. With respect to its evaluation of Company performance, the Compensation Committee believes that an evaluation of our financial and operating performance provides an appropriate measure of Company performance in relation to our business objectives and for setting named executive officer compensation. Accordingly, the Compensation Committee utilizes certain objective criteria for evaluation of the Company’s and each named executive officer’s performance as established in our annual incentive compensation programs.  In addition to the pre-established performance objectives (detailed in the “Elements of Executive Compensation—Annual Cash Incentives” and “Elements of Executive Compensation—Equity Grants” sections below), the Compensation Committee also considers:

•	Other Company performance factors, including one, three, five and seven-year TSR, balance sheet management, execution of strategic plan and operational performance (including “Fiscal 2018 Performance Highlights” listed above);

•	Comparative benchmarking information;

•	Current compensation governance standards and guidelines;

•	Individual performance evaluations; and

•	Relative value provided by each of our named executive officers towards our success in 2018.

Role of Executive Officers in Compensation Decisions.

The Compensation Committee implements all compensation decisions related to our named executive officers and approves recommendations related to incentive compensation for our other employees.  When implementing compensation for our named executive officers (other than Mr. Tanz), the Compensation Committee seeks and considers the advice and counsel of Mr. Tanz, our Chief Executive Officer, given his direct day-to-day working relationship with these senior executives, and Mr. Baker, the Chairman of our board of directors.

Elements of Executive Compensation.

The key elements of our executive compensation program include:

•	base salary;

•	annual cash incentives;

•	long-term equity-based awards; and

•	perquisites and other benefits.

Base Salary

Pursuant to their employment and letter agreements, we provide our named executive officers with annual base salaries to compensate them for services provided during the term of their employment or service.  The Compensation Committee believes that the annual base salary paid in 2018 to each of our named executive officers reflected the scope of the role and responsibilities of the applicable position, individual performance and experience, and competitive market practices.

The annual base salaries for each of our named executive officers at December 31, 2018 were as follows:

Executive	2018 Base Salary
Stuart A. Tanz	$850,000
Michael B. Haines	356,000
Richard A. Baker	275,000
Richard K. Schoebel	420,000

Pursuant to their employment and letter agreements, the amount of annual compensation paid to each of our named executive officers may be increased during the term of employment at the discretion of our board of directors.  Accordingly, the Compensation Committee annually reviews the amount of the annual base salary paid to our named executive officers each year, based upon individual roles and performance and the overall financial and operating performance of our Company, and may provide for increases as it may, in its discretion, deem appropriate.  The Compensation Committee approved increases in the base salaries of Messrs. Tanz, Haines and Schoebel of $25,000, $19,000 and $25,000, respectively, for 2019. Changes made to the base salaries of our named executive officers for 2019 are as follows:

Executive	2019 Base Salary	2018 Base Salary	% Change
Stuart A. Tanz	$875,000	$850,000	2.9%
Michael B. Haines	375,000	356,000	5.3%
Richard A. Baker	275,000	275,000	—
Richard K. Schoebel	445,000	420,000	6.0%

Our board of directors intends to continue to implement the terms of the employment or letter agreements, including the annual base salary provisions, and remains open to future annual base salary adjustments in the event our board of directors concludes that the circumstances warrant them.  However, consistent with the Compensation Committee’s overall philosophy, we intend that the compensation programs for our named executive officers will emphasize incentive compensation in the form of annual bonuses and long-term equity based awards.

Annual Cash Incentives

Under the terms of their employment or letter agreements, an incentive structure was established for our named executive officers, making them eligible to receive an annual bonus within a specified range expressed as a percentage of such named executive officer’s annual salary.  The range specified for each of our named executive officers is disclosed under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements.”

In 2018, 90% of the annual incentive cash bonus opportunities for Mr. Tanz were based on the achievement of certain objective Company performance criteria and, in the case of Messrs. Haines and Schoebel, 92.5% of the annual incentive cash bonus opportunities were based on the achievement of such objective performance criteria as well as certain role-specific objective criteria. In addition, the plan for 2018 also contained a discretionary component with a weighting of 10% for Mr. Tanz and 7.5% for each of Messrs. Haines and Schoebel, which was determined by the Compensation Committee.

The following table shows the objective metrics and weightings of the 2018 annual incentive cash bonus opportunities for our named executive officers:

						2018 Annual Incentive Targets
Performance Criteria	Weighting for Stuart A. Tanz	Weighting for Michael B. Haines		Weighting for Richard K. Schoebel		Threshold	Target	Maximum	Actual
FFO per share (diluted)(1)	20%	15%		15%		$1.14	$1.16	$1.18	$1.14
Asset growth	5%	3.75%		3.75%		$50 million	$100 million	$150 million	$43.6 million
Absolute total return to stockholders	7.5%	5.63%		5.63%		2%	4%	6%	(16.8)%
Relative total return to stockholders(2)	7.5%	5.63%		5.63%		35th percentile	50th percentile	60th percentile	44th percentile
Capital raising	5%	3.75%		3.75%		$50 million	$100 million	$150 million	$53.2 million
Dividend growth	15%	11.25%		11.25%		2% increase	3% increase	4% increase	4.0% increase
Year-end lease occupancy(3)	20%	15%		15%		94%	95%	96%	97.7%
Same-store NOI growth(4)	10%	7.5%		7.5%		1.0% increase	2.0% increase	3.0% increase	2.5% increase
Discretionary	10%	7.5%		7.5%		N/A	N/A	N/A	N/A
Role specific criteria	0%	25	%(5)	25	%(5)	N/A	N/A	N/A	N/A
Total	100%	100%		100%		N/A	N/A	N/A	N/A

(1)	FFO is a widely recognized non-GAAP financial measure for REITs that we believe, when considered with financial statements presented in accordance with GAAP, provides additional and useful means to assess our financial performance. We define FFO and provide a reconciliation of actual FFO for the year ended December 31, 2018 to net income applicable to stockholders in accordance with GAAP, in Item 7 of our Form 10-K for the year ended December 31, 2018.

(2)	See “—Equity Grants” for the REITs comprising the peer group against which relative total stockholder return was measured.

(3)	Year-end leased occupancy excludes acquisitions in the last six months of 2018.

(4)	Represents the percentage increase in NOI (calculated as operating revenues (base rent and recoveries from tenants), less property and related expenses (property operating expenses and property taxes), adjusted for non-cash revenue and operating expense items such as straight-line rent and amortization of lease intangibles, debt-related expenses, and other adjustments) for those properties owned by us for the entirety of 2018 and 2017. Same-store NOI is a non-GAAP financial measure that we believe, when considered with financial statements presented in accordance with GAAP, provides additional and useful means to evaluate and compare the operating performance of the Company’s properties. We provide a reconciliation of same-store NOI to consolidated operating income in accordance with GAAP for the years ended December 31, 2018 and 2017, in Item 7 of our Form 10-K for the year ended December 31, 2018.

(5)	Described in greater detail below.

The operating metrics set under our executive compensation program are used for that limited purpose and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these metrics in any other context.

In addition to the Company performance criteria described above, Mr. Haines’s and Mr. Schoebel’s cash bonuses for 2018 were also based in part on additional role-specific objective criteria.  In the case of Mr. Haines, these criteria and their weighting levels included:

•	integration of acquired properties (5%),

•	expansion of infrastructure as required by asset growth and mentoring of current staff (5%),

•	implementation of positive pay for cash disbursements (5%),

•	maintain internal accounting controls in accordance with PCAOB and auditor standards (5%), and

•	the timely completion of the budget, CAM reconciliations and periodic tenant billings (5%).

In the case of Mr. Schoebel, the role-specific objective criteria and weighting levels included:

•	capital and environmental project management (5%),

•	same-space re-leasing spreads (5%),

•	tenant retention rate (5%),

•	achievement of budget assumptions as they related to rent commencement (5%), and

•	the timely completion of the budget, CAM reconciliations and periodic tenant billings (5%).

The Compensation Committee determined that the additional role-specific objective criteria for each of Messrs. Haines and Schoebel were achieved in 2018.

In addition to the Company and role-specific objective criteria described above, a discretionary component was evaluated by the Compensation Committee. In evaluating the discretionary component, the Compensation Committee focused on the achievement of the objective measures described above, as well additional factors such as, among others, the diversification of our investor base, investor relations activities, the maintenance of an investment grade rating for our senior unsecured debt, individual performance evaluations and the relative value provided by each of our named executive officers towards our success in 2018.

The following table shows the threshold, target and maximum incentive cash bonus opportunities that were available to each named executive officer for 2018 as a percentage of their base salary, as well as the actual bonus earned for the year ended December 31, 2018.  Whether any of the threshold, target or maximum bonus levels were attained was determined by the Compensation Committee based on achievement of the criteria described above, including the discretionary component, and the weighting of each criterion.

	2018 Incentive Cash Bonus Percentage Levels
Executive	Threshold	Target	Maximum	Actual ($)	Actual as a Percentage of Base Salary
Stuart A. Tanz	75%	125%	175%	1,024,548	121%
Michael B. Haines	75%	100%	125%	359,774	101%
Richard K. Schoebel	75%	100%	125%	424,452	101%

The Compensation Committee’s evaluation of Mr. Baker’s performance during 2018 focused on his contribution to the achievement of our overall business goals during 2018 and other factors as described above under “—Setting Executive Compensation.” In addition, the Compensation Committee considered, in consultation with FTI, the compensation practices of our executive compensation peer group and recommended a bonus of $175,000 for Mr. Baker in respect of the year ended December 31, 2018.

For the 2019 cash incentive program, the Compensation Committee determined that it would be appropriate to simplify the program and focus on key measures by reducing the number of performance metrics from eight corporate measures to four key metrics. For 2019, the following metrics will be used to assess annual performance and are designed to be consistent with the Company’s annual business plan and budget:

Performance Criteria	Weighting for Stuart A. Tanz	Weighting for Michael B. Haines	Weighting for Richard K. Schoebel
FFO per share (diluted)	20%	15%	15%
Capital raising	20%	15%	15%
Year-end lease occupancy	25%	18.75%	18.75%
Same-store NOI growth	25%	18.75%	18.75%
Discretionary	10%	7.5%	7.5%
Role specific criteria	0%	25%	25%
Total	100%	100%	100%

Equity Grants

The Compensation Committee believes that equity-based incentives are an effective means of motivating and rewarding long-term Company performance and value creation.  In addition, equity-based incentives appropriately align the interests of management with those of stockholders.  On April 25, 2018, we adopted the Amended 2009 Equity Incentive Plan, as approved by our stockholders.  In accordance with the terms of the Amended 2009 Equity Incentive Plan, employees, non-employee directors, executive officers and other key personnel and our service providers and any of our subsidiaries are eligible to be granted Options, Restricted Shares, LTIP units, which represent a class of partnership interests in our operating partnership, Retail Opportunity Investments Partnership, L.P. (our “operating partnership“), share appreciation rights, phantom shares, dividend equivalents and other equity-based awards under the Amended 2009 Equity Incentive Plan.  These equity-based awards are intended to be designed to link executive compensation to our long-term Common Stock performance as well as the achievement of operational goals.

During 2018 and 2019, the Compensation Committee, in consultation with FTI, conducted a comprehensive review of our performance-based equity compensation program. The key findings of this review included:

•	Within our executive compensation peer group and within the broader REIT industry, many companies are implementing performance-based equity awards that are less reliant on TSR performance and more aligned with the company’s strategic initiatives and long-term goals.

•	Relative TSR continues to be an important performance factor for many investors and is used by many REITs.

•	Many REITs provide payouts using a wider-range of performance as compared to the Company’s more narrow performance range and payout scale.

•	The Company has embarked on several key initiatives aimed at enhancing the long-term intrinsic value and competitive strength of the Company’s portfolio including a new densification strategy.

Based on this review, the Compensation Committee, in consultation with FTI, determined that it would be appropriate to modify the structure with respect to the equity awards granted to Messrs. Tanz, Haines, Schoebel and Baker in respect of performance for the year ended December 31, 2018 (granted in 2019) and made the following key decisions:

•	Value of Equity Awards: The market value (or target value) of the equity awards for the year ended December 31, 2018 should equal the same amount granted for performance for the year ended December 31, 2017.

•	Allocation of Awards: Year-end equity awards should continue to be allocated 50% to time-based awards that vest based on continued employment or service over a three-year vesting period and 50% to performance-based awards that remain at risk and are subject to forfeiture subject to the achievement pre-established metrics for the performance period ending December 31, 2021.

•	Performance-Based Vesting Criteria: It would be appropriate to adjust the metrics for performance-based awards to include the number of densification entitlements achieved, average year-end occupancy, average same-store NOI growth and TSR relative to a peer group, each measured over a cumulative three-year period (each weighted 25%). The Compensation Committee believes that the new performance goals are better aligned with the Company’s strategic business plan, are more directly correlated to executive performance, continue to be sensitive to our TSR performance and are consistent with the long-term objectives that have been communicated to our investors.

•	Payout Opportunities: The performance-based awards of our named executive officers would incorporate four levels of opportunity – “threshold,” “target,” “high” and “exceptional” – which determine the amount of the performance-based awards that will be earned.

Year-End 2018 Equity Grants (Granted in 2019)

In determining the equity grants to our named executive officers in respect of the year ended December 31, 2018, the Compensation Committee focused on the objective measures and other factors as described above under “—Setting Executive Compensation.”  Based upon these considerations, the Compensation Committee recommended equity awards as follows in respect of performance for the year ended December 31, 2018, subject to the forward-looking vesting criteria described above:

Executive	Restricted Shares and LTIP Units Awarded(1)	Value based on Grant Date Closing Price
Stuart A. Tanz	211,020	$3,600,001
Michael B. Haines	66,822	1,139,983
Richard A. Baker	23,446	399,989
Richard K. Schoebel	73,270	1,249,986

(1)	Granted on March 12, 2019, 50% of the shares awarded are time-based Restricted Share awards and 50% of the shares awarded are performance-based LTIP units. The number of LTIP units included in this amount reflects vesting at a “target” payout percentage as shown in the table under “Key Terms of the Year-End 2018 Performance-Based Equity Awards (Granted in 2019).”

As of December 31, 2018, our named executive officers held an aggregate of 759,456 unvested Restricted Shares and 221,000 Options.

Key Terms of the Year-End 2018 Performance-Based Equity Awards (Granted in 2019)

The performance-based awards granted for performance for the year ended December 31, 2018 were LTIP unit awards and were allocated as follows: (i) 25% of the award will vest based on the number of densification entitlements achieved over the performance period, (ii) 25% of the award will vest based on average year-end occupancy rates over the performance period, (iii) 25% of the award will vest based on average year-end same-store NOI growth over the performance period, and (iv) 25% of the award will vest based on our TSR for such three-year forward-looking performance period relative to the performance comparison peer group listed under “—Performance Peer Group.” Dividends payable in connection with performance-based awards granted for performance for the year ended December 31, 2018 will only be paid to the extent that the performance-based vesting conditions are satisfied and such awards are earned and vest. Dividends will be paid on all time-based awards for performance for the year ended December 31, 2018, vested and non-vested. The performance criteria and levels of opportunity for each of Messrs. Tanz, Haines, Baker and Schoebel for the performance-based awards are as follows:

Performance Measure	Weighting	Threshold	Target	High	Exceptional
Densification Entitlements(1)	25%	1	2	3	5
Average Year-End Occupancy(2)	25%	92%	94%	96%	98%
Average Year-End Same-Store NOI Growth(3)	25%	1.5%	2.0%	2.5%	3.5%
Three Year Relative TSR(4)	25%	40th percentile	55th percentile	70th percentile	80th percentile
Payout Percentage:		50%	100%	150%	200%

(1)	In the event the densification entitlements fall between 3 and 5, densification entitlement vesting percentage will be determined using a straight line linear interpolation between 150.0% and 200.0%. The number of densification entitlements shall be the sum of (i) the number of properties during the period from January 1, 2019 through December 31, 2021 (the “Performance Period”) that have received city council approval for a densification project and (ii) the number of properties during the Performance Period that have been sold to one or more third-parties that intend to densify such properties (if a property can be included in both (i) and (ii) it shall only be counted once towards such sum).

(2)	In the event average year-end occupancy falls between 92% and 94%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 50.0% and 100.0%, in the event average year-end occupancy falls between 94% and 96%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event average year-end occupancy falls between 96% and 98%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 150.0% and 200.0%. The occupancy measurement at December 31 of each year during the Performance Period excludes any properties acquired during the last six months of such year and properties that are being prepared for densification as of the respective measurement date.

(3)	In the event average same-store NOI growth falls between 1.5% and 2.0%, average same-store NOI growth vesting will be determined using a straight line linear interpolation between 50.0% and 100.0%, in the event average same-store NOI growth falls between 2.0% and 2.5%, average same-store NOI growth vesting will be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event average same-store NOI growth falls between 2.5% and 3.5%, average same-store NOI growth vesting will be determined using a straight line linear interpolation between 150.0% and 200.0%. Same-store NOI is a non-GAAP financial measure that we believe, when considered with financial statements presented in accordance with GAAP, provides additional and useful means to evaluate and compare the operating performance of the Company’s properties. We provide a reconciliation of same-store NOI to consolidated operating income in accordance with GAAP for the years ended December 31, 2018 and 2017, in Item 7 of our Form 10-K for the year ended December 31, 2018.

(4)	In the event the Relative TSR percentile falls between the 40th percentile and the 55th percentile, Relative TSR vesting percentage is determined using a straight line linear interpolation between 50.0% and 100.0%, in the event that the Relative TSR percentile falls between the 55th percentile and 70th percentile, the Relative TSR vesting percentage shall be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event that the Relative TSR percentile falls between the 70th percentile and 80th percentile, the Relative TSR vesting percentage shall be determined using a straight line linear interpolation between 150.0% and 200.0%.

Key Terms of the Year-End 2017 Performance-Based Equity Awards (Granted in 2018)

With respect to the Restricted Shares awarded to Messrs. Tanz, Haines, Schoebel and Baker in respect of performance for the year ended December 31, 2017 (granted in 2018), 50% of such awards are time-based awards that vest based solely on continued employment or service over a three-year vesting period. Dividends are paid on all time-based awards, vested and non-vested.

The remaining 50% of such awards are performance-based awards that remain at risk and are subject to forfeiture subject to the achievement of absolute and relative TSR for the three-year forward-looking performance period ending December 31, 2020. These awards are reflected in the “Grants of Plan-Based Awards” table below. The performance-based awards granted for performance for the year ended December 31, 2017 were allocated 65% to awards that vest based on our absolute TSR for the three-year forward-looking period ending December 31, 2020 and 35% to awards that vest based on our TSR for such three-year forward-looking performance period relative to the performance comparison peer group described below. Dividends payable in connection with performance-based awards granted for 2017 performance will only be paid to the extent that the performance-based vesting conditions are satisfied and such awards are earned and vest. The performance criteria and levels of opportunity for the performance-based awards are as follows:

Performance Measure	Weighting	Threshold	Target	Maximum
Three-Year Absolute TSR(1)	65%	18%	24%	30%
Three-Year Relative TSR(2)	35%	40th percentile	55th percentile	70th percentile
Payout Percentage:		50%	100%	150%

(1)	In the event the Absolute TSR percentage falls between 18.0% and 24.0%, the Absolute TSR vesting percentage is determined using a straight line linear interpolation between 50.0% and 100.0% and in the event that the Absolute TSR percentage falls between 24.0% and 30.0%, Absolute TSR vesting percentage is determined using a straight line linear interpolation between 100.0% and 150.0%

(2)	In the event the Relative TSR percentile falls between the 40th percentile and the 55th percentile, Relative TSR vesting percentage is determined using a straight line linear interpolation between 50.0% and 100.0%, in the event that the Relative TSR percentile falls between the 55th percentile and 70th percentile, the Relative TSR vesting percentage shall be determined using a straight line linear interpolation between 100.0% and 150.0%.

Performance Peer Group

In connection with the vesting of performance-based equity awards subject to relative TSR performance goals, the Company uses a group of competitors that are most closely aligned from an investment and asset-type perspective, but may be too large or small from a size perspective to be considered appropriate peers from an executive compensation standpoint. The following group of peer companies is used to measure our relative TSR performance for our outstanding performance-based equity awards:

Acadia Realty Trust (NYSE:AKR)	Brixmor Property Group Inc. (NYSE:BRX)
CBL & Associates Properties, Inc. (NYSE:CBL)	Cedar Realty Trust, Inc. (NYSE:CDR)
Federal Realty Investment Trust (NYSE:FRT)	Kimco Realty Corporation (NYSE:KIM)
Kite Realty Group Trust (NYSE:KRG)	Pennsylvania Real Estate Investment Trust (NYSE:PEI)
Regency Centers Corporation (NYSE:REG)	Retail Properties of America, Inc. (NYSE:RPAI)
RPT Realty (NYSE:RPT)	SITE Centers Corp. (NYSE:SITC)
Urban Edge Properties (NYSE:UE)	Washington Prime Group Inc. (NYSE:WPG)
Weingarten Realty Investors (NYSE:WRI)

Compensation for our Chairman

Mr. Baker, the Chairman of our board of directors, does not hold any executive office with our Company. However, due to the nature of his letter agreement and the compensation he is entitled to thereunder, we include Mr. Baker in this Proxy Statement as a “named executive officer.”  The Board’s determination of compensation for Mr. Baker recognizes his importance to our Company and its business given his unique experience and leadership capabilities.  Mr. Baker brings to the Company a distinguished reputation, valuable retail and real estate relationships and contacts, and significant experience in a number of critical areas, including real estate, finance, leasing and strategy.  Mr. Baker also has regular interaction with the Company’s executive management team regarding retail industry trends, strategic acquisitions and other high-level matters.  Based on those factors and a review of compensation paid to other similar chairpersons in the REIT industry, the Board believes that his compensation is appropriate and for 2018 represented a reduction from 2017 amounts as follows:

Element	2018		2017		% Change
Base Salary	$275,000		$275,000		—
Cash Bonus	175,000		200,000		-12.5%
Equity Grants	399,989	(1)	399,989	(1)	—
Total	$849,989		$874,989		-2.9%

(1)	Represents the value of the award based on the closing price of the Common Stock reported on NASDAQ on the grant date of the award.

Perquisites and Other Benefits

In general, it is the Compensation Committee’s practice to provide limited perquisites and other benefits to our named executive officers.  We provide each of Messrs. Tanz, Haines and Schoebel with an automobile allowance of $1,500 per month, but do not reimburse our named executive officers for clubs, financial planning or items of a similar nature.

Messrs. Tanz, Haines, and Schoebel are eligible to participate in our employee health and welfare benefit programs.  The attributed costs of these benefits for our named executive officers for the fiscal year ended December 31, 2018, are included in the Summary Compensation Table under the column entitled “All Other Compensation” and the related footnote.  Further, in accordance with the Code of Conduct, we do not make any loans to, or guarantee any personal loans of, any of our employees, including our named executive officers.

As discussed above in this Compensation Discussion and Analysis, we have entered into employment or letter agreements with each of our named executive officers.  These employment and letter agreements are designed to promote our stability and continuity of senior leadership.  Information with respect to applicable severance payments under these agreements for our named executive officers is provided under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements.”

Deductibility of Executive Compensation.  The Compensation Committee has determined, where practical, to maximize the tax deductibility of compensation payments to our executive officers under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and the regulations thereunder.  Section 162(m) imposes an annual individual limit of $1 million on the deductibility of our compensation payments to executives.  Historically, compensation paid for achieving pre-established and objective performance goals pursuant to a plan that has been approved by our stockholders has not been subject to this limit. Although the performance-based exemption under Section 162(m) was recently repealed for taxable years beginning after December 31, 2017, performance-based awards that were granted on or before November 2, 2017 or compensation to be paid pursuant to binding written contracts that were in effect on November 2, 2017 will, in many circumstances, remain eligible for the performance-based exemption. The Original 2009 Equity Incentive Plan was designed so that performance-based Restricted Share awards granted to our named executive officers under the plan on or before November 2, 2017 can be exempt from the compensation deduction limitation described above. Going forward, when the Company determines whether to use performance-based awards in its grants to our named executive officers, it will no longer be taking into account the potential tax deduction with respect to compensation for a named executive officer in excess of $1,000,000 a year, which will no longer be available, and the Company’s performance-based pay practices may change accordingly in the future. Time-based awards are subject to the compensation deduction limitation. The Compensation Committee may authorize payments to executives that may not be fully deductible if it believes such payments are in our interests and that of our stockholders.

Other Tax and Accounting Implications.  The American Jobs Creation Act of 2004 affects the tax rules applicable to nonqualified deferred compensation arrangements.  We believe that we are operating in good faith compliance with these statutory provisions and all subsequent regulatory authority and that the employment agreements of all of our executive officers and the Amended 2009 Equity Incentive Plan comply with Section 409A of the Internal Revenue Code.

Say-on-Pay Vote.  At our 2018 annual meeting of stockholders, we provided our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers.  The Compensation Committee reviewed the results of this advisory “say-on-pay” vote.  Our stockholders showed strong support for our executive compensation program with approximately 96% of the votes cast approving our advisory resolution. We attribute this result to the Compensation Committee’s commitment to designing and implementing an executive compensation program that aligns executive compensation with Company performance and the creation of sustainable stockholder value and its responsiveness to feedback received from our stockholders.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for our named executive officers and administers the Amended 2009 Equity Incentive Plan.  While management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.  The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation.  The Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Laura H. Pomerantz, Chair

Edward H. Meyer

Charles J. Persico

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the annual compensation received by our named executive officers for the years ended December 31, 2018, 2017, and 2016.

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
Stuart A. Tanz,	2018	850,000	1,024,548	3,018,405	51,461	4,944,414
President and Chief Executive	2017	850,000	1,375,938	3,059,910	52,090	5,337,938
Officer	2016	800,000	1,389,100	2,373,536	50,149	4,612,785

Michael B. Haines,	2018	356,000	359,774	955,811	46,437	1,718,022
Chief Financial Officer	2017	331,000	390,477	920,430	25,645	1,667,552
	2016	310,000	385,916	716,444	24,747	1,437,107

Richard A. Baker,	2018	275,000	175,000	335,371	516	785,887
Chairman of our board of directors	2017	275,000	200,000	287,100	514	762,614
	2016	275,000	200,000	197,233	515	672,748

Richard K. Schoebel,	2018	420,000	424,452	1,048,030	44,910	1,937,392
Chief Operating Officer	2017	390,000	460,078	1,012,091	43,929	1,906,098
	2016	365,000	454,385	797,360	42,389	1,659,134

(1)	Material terms of the employment and letter agreements of our named executive officers are provided under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements.”

(2)	Amounts in this column represent the cash component of the 2018 bonus awards that were paid to our named executive officers on February 28, 2019.

(3)	Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our annual report on Form 10-K for the year ended December 31, 2018 (Note 8, Stock Compensation and Other Benefit Plans for ROIC).

(4)	Amounts in this column represent all other compensation received by our named executive officers during each of 2018, 2017 and 2016, as itemized in the tables below.

The following table sets forth for each of our named executive officers the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for the year ended December 31, 2018:

Name	Car Allowance ($)	Health Insurance ($)	401(k) Plan Company Match ($)	Dental Insurance ($)	Total ($)
Stuart A. Tanz	18,000	25,258	5,500	2,703	51,461

Michael B. Haines	18,000	20,981	5,500	1,956	46,437

Richard A. Baker	–	–	–	516	516

Richard K. Schoebel	18,000	18,479	5,500	2,931	44,910

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted during the 2018 fiscal year to our named executive officers.

Grants of Plan-Based Awards in 2018

		Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(1)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of
Name	Grant Date	Threshold	Target	Maximum	Stock or Units (#)(2)	Stock and Option Awards ($)(3)
Stuart A. Tanz	3/14/2018	50,761	101,522	152,283		1,218,420
	3/14/2018				101,522	1,799,985
Michael B. Haines	3/14/2018	16,074	32,148	48,222		385,827
	3/14/2018				32,148	569,984
Richard A. Baker	3/14/2018	5,640	11,280	16,920		135,377
	3/14/2018				11,280	199,994
Richard K. Schoebel	3/14/2018	17,625	35,250	52,875		423,047
	3/14/2018				35,250	624,983

(1)	Vest on January 1, 2021 based upon the achievement of specified performance criteria over a three-year vesting period. For a detailed discussion of the performance thresholds and methodology underlying the equity grants, see “—Elements of Executive Compensation—Equity Grants.” The awards were allocated 65% to awards that vest based on Absolute TSR performance and 35% that vest based on Relative TSR performance.

(2)	Vest ratably over a three-year vesting period beginning on January 1, 2019 based solely on continued employment.

(3)	Amounts in this column represent the aggregate value of the Restricted Share and Option awards granted in 2018 based upon the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our annual report on Form 10-K for the year ended December 31, 2018 (Note 8, Stock Compensation and Other Benefit Plans for ROIC).

Outstanding Equity Awards at Fiscal Year End 2018

The following table summarizes all outstanding equity awards held by our named executive officers on December 31, 2018.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stuart A. Tanz	100,000	10.25	10/20/2019	–		–
	–	–	–	93,866	(2)	1,490,592
	–	–	–	134,916	(3)	2,142,466
	–	–	–	203,044	(5)	3,224,339
Michael B. Haines	15,000	12.41	11/25/2022	–		–
	–	–	–	28,333	(2)	449,928
	–	–	–	40,583	(3)	644,458
	–	–	–	64,296	(5)	1,021,020
Richard A. Baker	50,000	10.25	10/20/2019	–		–
	–	–	–	7,800	(2)	123,864
	–	–	–	17,400	(4)	276,312
	–	–	–	22,560	(5)	358,253
Richard K. Schoebel	21,000	10.40	12/9/2019	–		–
	35,000	10.88	3/11/2021	–		–
	–	–	–	31,533	(2)	500,744
	–	–	–	44,625	(3)	708,645
	–	–	–	70,500	(5)	1,119,540

(1)	For purposes of this table, the market value of the Restricted Shares is deemed to be $15.88 per share, the closing price of the Common Stock reported on NASDAQ on December 31, 2018 (the last trading day of the year).

(2)	Comprised of Restricted Share awards granted on February 23, 2016. 50% of such awards are time-based and vest ratably over a three-year period based solely on continued employment or service and 50% of such awards are performance-based and vest based upon the achievement of specified performance criteria over a three-year period. 33.33% of such time-based award vested on each of January 1, 2017 and 2018 and the remaining 33.34% of such time-based award vested on January 1, 2019 and a portion of such performance-based award vested on January 1, 2019.

(3)	Comprised of Restricted Share awards granted on February 22, 2017. 50% of such awards are time-based and vest ratably over a three-year period based solely on continued employment or service and 50% of such awards are performance-based and vest based upon the achievement of specified performance criteria over a three-year period. 33.33% of such time-based award vested on each of January 1, 2018 and 2019 and assuming continued employment or service and the achievement of specified performance criteria, the remaining 33.34% of such time-based award and 100% of such performance-based award will vest on January 1, 2020.

(4)	Comprised of a Restricted Share award granted on February 22, 2017. 100% of such award is performance-based and vests based upon the achievement of specified performance criteria over a three-year period. Assuming continued employment or service and the achievement of specified performance criteria, 100% of such performance-based award will vest on January 1, 2020.

(5)	Comprised of Restricted Share awards granted on March 14, 2018. 50% of such awards are time-based and vest ratably over a three-year period based solely on continued employment or service and 50% of such awards are performance-based and vest based upon the achievement of specified performance criteria over a three-year period. 33.33% of such time-based award vested January 1, 2019. Assuming continued employment or service and the achievement of specified performance criteria, the remaining 66.67% of such time-based award will vest ratably on January 1, 2020 and 2021 and 100% of such performance-based award will vest on January 1, 2021.

Option Exercises and Stock Vested

The following table summarizes certain information regarding options exercised and share awards vested with respect to our named executive officers during the year ended December 31, 2018.

	Option Exercises and Stock Vested in 2018
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stuart A. Tanz	–	–	95,983	1,914,861
Michael B. Haines	10,000	49,700	28,532	569,213
Richard A. Baker	–	–	5,732	114,353
Richard K. Schoebel	14,000	120,400	32,340	645,183

Chief Executive Officer Compensation Pay Ratio

We believe our executive compensation program must be equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our other employees. For 2018, the total compensation of Stuart A. Tanz, our President and Chief Executive Officer of $4,944,414, as shown in the Summary Compensation Table above, (our “CEO Compensation”), was approximately 44 times the total compensation of a median employee, which was calculated in the same manner, and was $112,774.

We identified the median employee using the annual base salary as of December 31, 2018, plus any cash bonuses received during 2018 and any long term incentive share awards vested in 2018 for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2018, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis). If such median employee’s total compensation was not comparable to the CEO Compensation, for example, because such median employee was hired at the end of the year and thus did not receive long term incentive share awards in 2018, we used the next lower employee who was comparable as the median employee. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.

Pension Benefits

Our named executive officers received no benefits in 2018 from us under defined pension or defined contribution plans.

Summary of the Amended 2009 Equity Incentive Plan

The following is a summary of the Amended 2009 Equity Incentive Plan, a copy of which is attached as Exhibit 10.1 to the Form 8-K filed with the SEC on May 1, 2018, and which is incorporated by reference into this Proxy Statement. This summary and the summaries of the Amended 2009 Equity Incentive Plan elsewhere in this Proxy Statement may not contain all of the information about the Amended 2009 Equity Incentive Plan that is of importance to you and are qualified in their entirety by reference to the complete text of the Amended 2009 Equity Incentive Plan. We encourage you to read the Amended 2009 Equity Incentive Plan carefully and in its entirety for a more complete understanding of the Amended 2009 Equity Incentive Plan.

Shares Available for Issuance

We are authorized to issue a total number of fungible units equal to 22,500,000 fungible units (the “Fungible Pool Limit”). Fungible units represent the baseline for the number of shares available for issuance under the Amended 2009 Equity Incentive Plan. Different types of awards granted under the Amended 2009 Equity Incentive Plan are counted differently against the Fungible Pool Limit, as follows:

•	Each share issued or to be issued in connection with an award, other than an option, right or other award that does not deliver the full-value at grant of the underlying shares will be counted against the Fungible Pool Limit as 6.25 fungible units; and

•	Options and other awards that do not deliver the full-value at grant of the underlying shares will be counted against the Fungible Pool Limit as 1.0 fungible unit.

The 22,500,000 fungible units represent a maximum of 3,600,000 shares of Common Stock that could be granted pursuant to the Amended Plan as full-value awards, based on the 6.25 to 1.0 fungible unit-to-full-value award conversion ratio. The maximum aggregate number of shares of Common Stock that may be granted as Incentive Stock Options under the Amended Plan following the effective date of the Amended Plan pursuant to Section 422 of the Internal Revenue Code is 22,500,000.

As of the Record Date, 3,434,618 shares of Common Stock remained available for grant as full-value awards to eligible participants under the Amended 2009 Equity Incentive Plan and a total of 165,382 Restricted Shares remained subject to forfeiture.

Administration

The Compensation Committee has been appointed by our board of directors to administer the Amended 2009 Equity Incentive Plan and has the full authority to administer and interpret the Amended 2009 Equity Incentive Plan, to authorize the granting of awards, to determine the eligibility of directors, officers, consultants and other key personnel and service providers, to determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in the Amended 2009 Equity Incentive Plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the Amended 2009 Equity Incentive Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the Amended 2009 Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The Compensation Committee consists solely of non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director.

Eligibility

All of our employees, non-employee directors, executive officers, consultants and other key personnel and service providers as well as our subsidiaries and any of our affiliates are eligible to receive awards under the Amended 2009 Equity Incentive Plan.

Because the grant of awards under the Amended 2009 Equity Incentive Plan is within the discretion of the Compensation Committee, and possibly subject to various performance factors which cannot, as yet, be determined, the Company cannot determine the dollar value or number of shares of Common Stock that will in the future be received by or allocated to any participant in the Amended 2009 Equity Incentive Plan.

Options

The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the Compensation Committee. The exercise price of an option shall be determined by the Compensation Committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

Share Awards

The Amended 2009 Equity Incentive Plan also provides for the grant of share awards. A Restricted Share award is an award of shares of Common Stock that is subject to restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. Grants of Restricted Shares will be subject to vesting schedules as determined by the Compensation Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. A participant granted Restricted Shares has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the Restricted Shares. Although dividends may be paid on Restricted Shares, whether or not vested, at the same rate and on the same date as on shares of our Common Stock, holders of Restricted Shares are prohibited from selling such shares until they vest.

Share Appreciation Rights

Share appreciation rights, when issued, will reduce the number of shares available for grant under the Amended 2009 Equity Incentive Plan and will vest as provided in the applicable award agreement. Share appreciation rights represent a right to receive the fair market value of a share of Common Stock, or, if provided by the Compensation Committee, the right to receive the fair market value of a share of Common Stock in excess of a base value established by the Compensation Committee at the time of grant. Share appreciation rights may generally be settled in cash or by transfer of shares of Common Stock (as may be elected by the participant or the Compensation Committee, as may be provided by the Compensation Committee at grant). The Compensation Committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the share appreciation rights installments over a period not to exceed ten years.

Phantom Shares

Phantom shares, when issued, will reduce the number of shares available for grant under the Amended 2009 Equity Incentive Plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of Common Stock, or, if provided by the Compensation Committee, the right to receive the fair market value of a share of Common Stock in excess of a base value established by the Compensation Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of Common Stock (as may be elected by the participant, in accordance with procedures established by the Compensation Committee, or us, as may be provided by the Compensation Committee at grant).

Dividend Equivalents

A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of Common Stock) of dividends paid on shares of Common Stock otherwise subject to an award. The Compensation Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of Common Stock. The Compensation Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Equity-Based Awards

The Amended 2009 Equity Incentive Plan authorizes the granting of other awards based upon shares of our Common Stock (including the grant of securities convertible into shares of Common Stock and share appreciation rights and LTIP units), subject to terms and conditions established at the time of grant.

LTIP units are a special class of partnership interests in our subsidiaries or our operating partnership.  Each LTIP unit awarded under the Amended 2009 Equity Incentive Plan, other than LTIP units that are intended to be “appreciation-only” LTIP units, will be equivalent to an award of one share of Common Stock under the Amended 2009 Equity Incentive Plan, reducing the number of shares available for other equity awards on a one-for-one basis.  We will not receive a tax deduction for the value of any LTIP units granted under the Amended 2009 Equity Incentive Plan.  The vesting period for any LTIP units, if any, will be determined at the time of issuance.  Initially, LTIP units will not have full parity with OP units (as defined in our Second Amended and Restated Agreement of Limited Partnership of our operating partnership) with respect to liquidating distributions.  Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of the preceding revaluation event until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders.  Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of our operating partnership for all purposes, including with respect to liquidating distributions.  If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. For LTIP units granted under the Amended 2009 Equity Incentive Plan in respect of performance during the fiscal year ended December 31, 2018, holders of LTIP units will be entitled to accrue prior to vesting and receive upon and following vesting distributions from our operating partnership equal to those made on our OP units.

Change of Control

Upon a Change of Control (as defined in the Amended 2009 Equity Incentive Plan), the Compensation Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change of Control, but only if the Compensation Committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments) and may among other things accelerate vesting or forfeiture of unvested awards in connection with such event.

Amendment; Termination

We will be able to grant awards until the 10th anniversary of the Amended 2009 Equity Incentive Plan’s approval, April 25, 2028. Our board of directors may amend, suspend, alter or discontinue the Amended 2009 Equity Incentive Plan but cannot take any action that would impair the rights of a participant without such participant’s consent. To the extent necessary and desirable (including as required by law or any stock exchange rules), the board of directors must obtain approval of our stockholders for any amendment that would:

•	other than through adjustment as provided in the Amended 2009 Equity Incentive Plan, increase the total number of shares of Common Stock reserved for issuance under the Amended 2009 Equity Incentive Plan; or

•	change the class of officers, directors, employees, consultants and advisors eligible to participate in the Amended 2009 Equity Incentive Plan.

The Compensation Committee or our board of directors may amend the terms of any award granted under the Amended 2009 Equity Incentive Plan, prospectively or retroactively, except that no amendment may adversely affect the rights of any participant with respect to awards previously granted unless such amendments are in connection with applicable laws without his or her consent.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table presents certain information about the Company’s equity compensation plans as of December 31, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table)(2)
Equity compensation plans approved by stockholders	254,500	$10.75	3,600,000
Equity compensation plans not approved by stockholders	—	—	—
Total	254,500	$10.75	3,600,000

_________________

(1)	Amounts are under the Original 2009 Equity Incentive Plan.

(2)	Amounts are under the Amended 2009 Equity Incentive Plan and assume the issuance of only full-value awards.

Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements

We have employment and letter agreements with each of our named executive officers.  As described below, these employment and letter agreements provide our named executive officers with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment or a change in control involving the Company.  As used below, the terms “Cause,” “Change in Control,” “Disability” and “Good Reason” shall have the respective meanings set forth in the applicable employment or letter agreements, as applicable.

Stuart A. Tanz.  Mr. Tanz’s employment agreement, which became effective as of March 21, 2017 and has an initial term scheduled to expire on March 21, 2021, provides that he will serve as our Chief Executive Officer and President for an initial term of four years, with automatic renewal for additional one-year terms unless we give prior written notice of non-renewal at least six months prior to the end of the then current term.  Pursuant to the employment agreement, Mr. Tanz is entitled to an annual base salary of $850,000, subject to annual review and upward adjustment, and an annual bonus between 0% and 175% of his then annual base salary, as determined in the sole discretion of our board of directors and based on Mr. Tanz’s performance and the performance of the Company.  Mr. Tanz is entitled to participate in all of our employee benefit plans and programs or other welfare benefit programs as made generally available to other senior executives.  Mr. Tanz is also entitled to (i) reimbursement for reasonable business expenses; and (ii) an automobile allowance of $1,500 per month.

Mr. Tanz’s employment agreement provides that if his employment is terminated (i) by us without Cause, (ii) by Mr. Tanz for Good Reason, (iii) upon non-renewal of the employment term by us, or (iv) by reason of Mr. Tanz’s death or Disability, (and provided Mr. Tanz executes and delivers a general release of claims in favor of the Company) he will be entitled to receive (A) a lump sum payment equal to (i) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (ii) (x) two times annual salary and (y) two times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to two times 50% of Mr. Tanz’s then annual salary), and (B) continuing medical and dental benefits for 24 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination.  In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms.  Mr. Tanz’s employment agreement also provides that if his employment is terminated by us without Cause or by Mr. Tanz for Good Reason within the 12 month period following a Change in Control, he will be entitled to receive a lump sum payment equal to the benefits listed above, except that he will receive three times annual salary and three times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to three times 50% of Mr. Tanz’s then annual salary). To the extent that any of the foregoing payments so made constitutes an “excess parachute payment” under certain tax laws, rules and regulations, we will pay to Mr. Tanz (i) in full as provided above or (ii) in such lesser amount as would result in no portion of any payments or benefits being subject to the excise tax under the Internal Revenue Code, whichever of the foregoing options (i) or (ii) results in the Mr. Tanz’s receipt, on an after-tax basis, of the greater amount of payments and benefits.

Mr. Tanz has also agreed that he will not (i) compete with us; (ii) solicit our employees, agents or independent contractors; or (iii) solicit or intentionally interfere with our customer or client relationships for the period commencing on the date of the agreement and ending one year following the date upon which Mr. Tanz ceases to be an employee of the Company and our affiliates.  His employment agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.

Michael B. Haines.  Mr. Haines’s employment agreement, which became effective as of March 21, 2017 and has an initial term scheduled to expire on March 21, 2021, provides that he will serve as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary for an initial term of four years, with automatic renewal for additional one-year terms unless we give prior written notice of non-renewal at least six months prior to the end of the then current term.  Pursuant to the employment agreement, Mr. Haines is entitled to a base salary of $356,000, subject to review and upward adjustment, and an annual bonus between 0% and 125% of his then annual base salary, as determined in the sole discretion of our board of directors and based on Mr. Haines’ performance and the performance of the Company.  Mr. Haines is also entitled to participate in all of our employee benefit plans and programs on substantially the same terms and conditions as other senior executives.  Mr. Haines is entitled to (i) reimbursement for reasonable business expenses; and (ii) an automobile allowance of $1,500 per month.

Mr. Haines’ employment agreement provides that if Mr. Haines’ employment is terminated by reason of his death or Disability, he will be entitled to receive (i) a lump sum payment equal to (A) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (B) (x) his annual salary and (y) an amount equal to the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to one times 50% of Mr. Haines’ then annual salary), and (ii) continuing medical and dental benefits for 12 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination.  In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms.  Additionally, if Mr. Haines’ employment is terminated (A) by us without Cause, (B) by Mr. Haines for Good Reason, (C) upon non-renewal of the employment term by us, or (D) by the Company without Cause or by Mr. Haines for Good Reason within the 12-month period following a Change in Control, (and provided Mr. Haines executes and delivers a general release of claims in favor of the Company) he will be entitled to receive (i) a lump sum payment equal to (A) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (B) (x) two times annual salary and (y) two times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to two times 50% of Mr.  Haines’ then annual salary), and (ii) continuing medical and dental benefits for 18 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination.  In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms. To the extent that any of the foregoing payments so made constitutes an “excess parachute payment” under certain tax laws, rules and regulations, we will pay to Mr. Haines (i) in full as provided above or (ii) in such lesser amount as would result in no portion of any payments or benefits being subject to the excise tax under the Internal Revenue Code, whichever of the foregoing options (i) or (ii) results in the Mr. Haines’ receipt, on an after-tax basis, of the greater amount of payments and benefits.

Mr. Haines has also agreed that he will not, for the period commencing on the date of the agreement and ending one year following the date upon which Mr. Haines ceases to be an employee of the Company and our affiliates, (i) compete with us, (ii) solicit our employees, agents or independent contractors, or (iii) solicit or intentionally interfere with our customer or client relationships.  Mr. Haines’ employment agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.

Richard A. Baker.  On April 2, 2012, we entered into an amendment to Mr. Baker’s letter agreement with us, providing for his transition from Executive Chairman to non-executive Chairman of our board of directors, effective following our 2012 Annual Meeting.  The term of the amended letter agreement is through October 20, 2015, unless Mr. Baker is not re-elected as one of our directors or his service as Chairman of our board of directors is discontinued by our board of directors or by Mr. Baker prior to such date. Mr. Baker continues to serve as non-executive Chairman of our board of directors and the Company and Mr. Baker are in discussions regarding a further extension of his agreement.

The amendment to the letter agreement provides that Mr. Baker continued to receive the annual base salary and bonus specified in his prior letter agreement through October 19, 2012, which is the date of the expiration of the initial term of his prior agreement.  The amended letter agreement provides that during the balance of the term of the amended letter agreement Mr. Baker will receive annual compensation at a rate of $275,000.  However, such compensation shall not extend beyond the date of Mr. Baker’s termination as non-executive Chairman of our board directors, unless such termination results from a decision taken by our board of directors without Mr. Baker’s approval to discontinue his service.  Mr. Baker’s base salary is subject to annual review and upward adjustment in the discretion of the Compensation Committee.  Mr. Baker is eligible for an annual bonus to be determined in the sole discretion of our board of directors and based on Mr. Baker’s performance and our performance.  Mr. Baker is also entitled to reimbursement for reasonable business expenses and a travel allowance determined annually by the Compensation Committee together with Mr. Baker.

Under the amendment to the letter agreement, Mr. Baker has agreed that during the period he serves as Chairman of our board of directors, and (unless the board of directors elects not to continue Mr. Baker as Chairman without Mr. Baker’s approval to discontinue his service) for a one-year period following such service, he will not become a senior executive officer of a U.S.-based, publicly traded, necessity-based, retail REIT nor will he solicit our employees, agents or independent contractors to leave their employment or other service with us.  Mr. Baker’s letter agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.  In addition, under the amendment to the letter agreement, we and Mr. Baker agreed, with effect from October 20, 2012, to terminate his commitment to first offer to us retail properties located in the United States that he may discover prior to taking any interest in such property directly or indirectly for his own account or offering such property to other persons or entities.

Richard K. Schoebel.  Mr. Schoebel’s employment agreement, which became effective as of March 21, 2017 and has an initial term scheduled to expire March 21, 2021, provides that he will serve as our Chief Operating Officer for an initial term of four years, with automatic renewal for additional one-year terms unless we give prior written notice of non-renewal at least six months prior to the end of the then current term.  Pursuant to the employment agreement, Mr. Schoebel is entitled to a base salary of $420,000, subject to review and upward adjustment, and an annual bonus between 0% and 125% of his then annual base salary, as determined in the sole discretion of our board of directors and based on Mr. Schoebel’s performance and the performance of the Company.  Mr. Schoebel is also entitled to participate in all of our employee benefit plans and programs on substantially the same terms and conditions as other senior executives.  Mr. Schoebel is also entitled to (i) reimbursement for reasonable business expenses; and (ii) an automobile allowance of $1,500 per month.

Mr. Schoebel’s employment agreement provides that if Mr. Schoebel’s employment is terminated by reason of his death or Disability, he will be entitled to receive (i) a lump sum payment equal to, (A) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (B) (x) his annual salary and (y) an amount equal to the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to one times 50% of Mr. Schoebel’s then annual salary), and (ii) continuing medical and dental benefits for 12 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination.  In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms.  Additionally, if Mr. Schoebel’s employment is terminated (A) by us without Cause, (B) by Mr. Schoebel for Good Reason, (C) upon non-renewal of the employment term by us, or (D) by the Company without Cause or by Mr. Schoebel for Good Reason within the 12-month period following a Change in Control, (and provided Mr. Schoebel executes and delivers a general release of claims in favor of the Company) he will be entitled to receive (i) a lump sum payment equal to (A) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (B) (x) two times annual salary and (y) two times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to two times 50% of Mr. Schoebel’s then annual salary), and (ii) continuing medical and dental benefits for 18 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination.  In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms. To the extent that any of the foregoing payments so made constitutes an “excess parachute payment” under certain tax laws, rules and regulations, we will pay to Mr. Schoebel (i) in full as provided above or (ii) in such lesser amount as would result in no portion of any payments or benefits being subject to the excise tax under the Internal Revenue Code, whichever of the foregoing options (i) or (ii) results in the Mr. Schoebel’s receipt, on an after-tax basis, of the greater amount of payments and benefits.

Mr. Schoebel has also agreed that he will not, for the period commencing on the date of the agreement and ending one year following the date upon which Mr. Schoebel ceases to be an employee of the Company and our affiliates, (i) compete with us, (ii) solicit our employees, agents or independent contractors, or (iii) solicit or intentionally interfere with our customer or client relationships.  Mr. Schoebel’s employment agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.

Potential Payments upon a Change in Control or Termination

The following table sets forth the cash amounts, accelerated vesting of equity awards and other payments and benefits that our named executive officers would be entitled to receive under various circumstances pursuant to the terms of the Original 2009 Equity Incentive Plan, the Amended 2009 Equity Incentive Plan, and the grant agreements made under the Original 2009 Equity Incentive Plan and the Amended 2009 Equity Incentive Plan and their respective employment agreements in the event that the employment termination scenarios described above under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements” were to have occurred on December 31, 2018. The actual amounts that would be paid on any termination of employment can only be determined at the time of any actual separation from the Company.

Event	Stuart A. Tanz	Michael B. Haines	Richard A. Baker	Richard K. Schoebel
By Company without Cause, by Employee for Good Reason or upon non-renewal of employment by the Company, and with no Change in Control:(*)
Cash Severance(1)	4,150,486	1,500,251	–	1,774,530
Equity Awards(4)	6,857,397	2,115,406	–	2,328,929
Other Benefits(5)	55,922	34,406	–	32,115
Total	11,063,805	3,650,063	–	4,135,574

By Company without Cause, by Employee for Good Reason, and following a Change in Control:(*)
Cash Severance(2)	6,225,729	1,500,251	–	1,774,530
Equity Awards(4)	6,857,397	2,115,406	758,429	2,328,929
Other Benefits(5)	55,922	34,406	–	32,115
Total(6)	13,139,048	3,650,063	758,429	4,135,574

Death or Disability:(*)
Cash Severance(3)	4,150,486	750,126	–	887,265
Equity Awards(4)	6,857,397	2,115,406	758,429	2,328,929
Other Benefits(5)	55,922	22,937	–	21,410
Total	11,063,805	2,888,469	758,429	3,237,604

By Company with Cause or by Employee without Good Reason:(7)
Cash Severance	–	–	–	–
Equity Awards	–	–	–	–
Other Benefits	–	–	–	–
Total	–	–	–	–

(*)	All amounts are in dollars.

(1)	Reflects the aggregate of (i) 2.0 times base salary (using base salaries as of the date of this Proxy Statement) and (ii) 2.0 times the average of the cash bonuses earned for the fiscal years ended December 31, 2018 and 2017. Amounts assume any accrued base salary and bonus have been paid up to the date of calculation.

(2)	Reflects the aggregate of (i) 2.0 times (3.0 times for Mr. Tanz) base salary (using base salaries as of the date of this Proxy Statement) and (ii) 2.0 times (3.0 times for Mr. Tanz) the average of the cash bonuses earned for the fiscal years ended December 31, 2018 and 2017.

(3)	Reflects the aggregate of (i) 1.0 times (2.0 times for Mr. Tanz) base salary (using base salaries as of the date of this Proxy Statement) and (ii) 1.0 times (2.0 times for Mr. Tanz) the average of the cash bonuses earned for the fiscal years ended December 31, 2018 and 2017.

(4)	Reflects the number of shares received pursuant to equity awards that had not vested as of December 31, 2018 (see “—Compensation of Executive Officers—Outstanding Equity Awards at Fiscal Year-End 2018”) multiplied by $15.88 per share, the closing price of the Common Stock reported on NASDAQ on December 31, 2018 (the last trading day of the year). For unvested performance-based equity awards subject to “threshold,” “target” and “maximum” bonus opportunity levels, amounts have been calculated assuming a “target” bonus opportunity level payout.

(5)	Reflects continuing medical and dental benefits for 18 months (24 months for Mr. Tanz, and in the case of Messrs. Haines and Schoebel in the event of death or disability, 12 months) calculated using the amounts received during the fiscal year ended December 31, 2018. Amounts assume any accrued benefits have been paid up to the date of calculation.

(6)	To the extent that any of the payments made upon a change in control constitute an “excess parachute payment” under certain tax laws, rules and regulations, we will pay (i) the total in full or (ii) such lesser amount as would result in no portion of any payments or benefits being subject to such excise tax, whichever of the foregoing options (i) or (ii) results in the receipt, on an after-tax basis, of the greater amount of payments and benefits.

(7)	Amounts assume any accrued base salary, bonus and other benefits have been paid up to the date of calculation.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of independent directors: Laura H. Pomerantz (Chair), Edward H. Meyer and Charles J. Persico.  No member of the Compensation Committee is or was an employee or officer of the Company or had any relationships requiring disclosure under the rules and regulations of the Exchange Act.  There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and NASDAQ initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to us and/or written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the year ended December 31, 2018 our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them with the exception noted below:

A Form 4 for one transaction was filed late for Laurie A. Sneve, one of our executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions referred to herein, since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this Proxy Statement regarding the beneficial ownership of Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) our named executive officers, (iii) our directors and director nominees and (iv) all of our directors, director nominees and named executive officers as a group.

	Common Stock Beneficially Owned
Name and Business Address(1)	Shares(2)(3)		Shares Subject to Options or Warrants(4)	Total	Percent of Class
Directors and Officers(2)
Richard A. Baker	273,026	(5)	50,000	323,026	*
Michael B. Haines	196,997		15,000	211,997	*
Michael J. Indiveri	69,572		–	69,572	*
Edward H. Meyer	81,172		–	81,172	*
Lee S. Neibart	105,022	(5)	–	105,022	*
Charles J. Persico	25,372		–	25,372	*
Laura H. Pomerantz	61,172		–	61,172	*
Richard K. Schoebel	286,174		56,000	342,174	*
Stuart A. Tanz	1,500,641		100,000	1,600,641	1.4%
Eric S. Zorn	59,172		–	59,172	*
All directors and named executive officers as a group (10 persons)	2,658,320		221,000	2,879,320	2.5%

5% or more beneficial owners
Entities affiliated with Blackrock Inc.(6) 55 East 52nd Street New York, NY 10055	19,898,702		–	19,898,702	17.5%
Entities affiliated with Invesco Ltd.(7) 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	12,832,125		–	12,832,125	11.3%
Entities affiliated with The Vanguard Group, Inc.(8) 100 Vanguard Blvd. Malvern, PA 19355	16,557,720		–	16,557,720	14.52%

(*)	Represents less than 1% of issued and outstanding shares of Common Stock.

(1)	The business address of each director and named executive officer is c/o Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130.

(2)	Each director and named executive officer has sole voting and investment power with respect to these shares, except that (i) the Indiveri Group LLC, a limited liability company, holds 8,400 shares whose interests are owned 50% by Mr. Indiveri and 50% by his spouse and (ii) all of the shares held by Mr. Schoebel are held by the Schoebel Family Trust dated June 7, 2013 whose interests are owned 50% by Mr. Schoebel and 50% by his spouse.

(3)	Includes unvested Restricted Shares granted to our named executive officers and directors as follows: Mr. Baker – 19,243 Restricted Shares subject to time-based vesting; Mr. Haines – 62,959 Restricted Shares subject to time-based vesting; Mr. Tanz – 200,174 Restricted Shares subject to time-based vesting; Mr. Schoebel – 69,060 Restricted Shares subject to time-based vesting; Mr. Indiveri – 6,297 Restricted Shares subject to time-based vesting; Mr. Meyer – 6,297 Restricted Shares subject to time-based vesting; Mr. Neibart – 6,297 Restricted Shares subject to time-based vesting; Mr. Persico – 6,297 Restricted Shares subject to time-based vesting; Ms. Pomerantz – 6,297 Restricted Shares subject to time-based vesting; and Mr. Zorn – 6,297 Restricted Shares subject to time-based vesting. Excludes unvested Restricted Shares granted to our named executive officers as follows: Mr. Baker – 28,680 Restricted Shares subject to performance-based vesting; Mr. Tanz – 182,472 Restricted Shares subject to performance-based vesting; Mr. Haines – 56,498 Restricted Shares subject to performance-based vesting; and Mr. Schoebel – 62,025 Restricted Shares subject to performance-based vesting. Excludes unvested LTIP units granted to our named executive officers as follows: Mr. Baker – 11,723 LTIP units subject to performance-based vesting; Mr. Tanz – 105,510 LTIP units subject to performance-based vesting; Mr. Haines – 33,411 LTIP units subject to performance-based vesting; and Mr. Schoebel – 36,635 LTIP units subject to performance-based vesting.

(4)	For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days of the Record Date by the exercise of any Options or warrants. Options or warrants held by a person are deemed to have been exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person.

(5)	Includes 175,568 shares received by Mr. Baker and 68,850 shares received by Mr. Neibart as part of a pro rata distribution from NRDC Capital Management, LLC, of which William L. Mack, Robert C. Baker, and Messrs. Baker and Neibart were the sole members and managers. In prior reports, Messrs. Baker and Neibart each reported indirect beneficial ownership of 688,500 shares.

(6)	On its Schedule 13G (Amendment No. 7) filed with the SEC on January 31, 2019, Blackrock Inc. reported sole voting power with respect to 19,602,423 shares of Common Stock beneficially owned by it, shared voting or shared dispositive power with respect to 0 shares of Common Stock beneficially owned by it, sole dispositive power with respect to 19,898,702 shares of Common Stock beneficially owned by it and aggregate beneficial ownership of 19,898,702 shares of Common Stock. The Schedule 13G (Amendment No. 7) reports a beneficial ownership percentage of shares of Common Stock of 17.5%.

(7)	On its Schedule 13G (Amendment No. 11) filed with the SEC on February 4, 2019, Invesco Ltd. reported sole voting power with respect to 7,424,316 shares of Common Stock, shared voting or shared dispositive power with respect to 0 shares of Common Stock beneficially owned by it, sole dispositive power with respect to 12,832,125 shares of Common Stock beneficially owned by it and aggregate beneficial ownership of 12,832,125 shares of Common Stock. The Schedule 13G (Amendment No. 11) reports a beneficial ownership percentage of shares of Common Stock of 11.3%.

(8)	On its Schedule 13G (Amendment No. 9) filed with the SEC on February 11, 2019, the Vanguard Group, Inc. reported sole voting power with respect to 210,682 shares of Common Stock, shared voting power with respect to 129,871 shares of Common Stock, sole dispositive power with respect to 16,328,066 shares of Common Stock, shared dispositive power with respect to 229,654 shares of Common Stock beneficially owned by it and aggregate beneficial ownership of 16,557,720 shares of Common Stock. The Schedule 13G (Amendment No. 9) reports a beneficial ownership percentage of shares of Common Stock of 14.52%.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting or any postponements or adjournments thereof.  The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting.  As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2020 Annual Meeting of Stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than November 25, 2019, and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Our stockholders of record who comply with the current advanced notice procedures set forth in our Bylaws and outlined under this “Submission of Stockholder Proposals” section may nominate director candidates for election to our board of directors.  Stockholder nominations of director candidates at our annual meeting of stockholders must be received by our Secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.  The public announcement of a postponement or adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice as described above.  Accordingly, to submit a director candidate for consideration for nomination at our 2020 Annual Meeting of Stockholders, stockholders must submit the recommendation, in writing, by November 25, 2019, but in no event earlier than October 24, 2019.  The written notice must set forth the information required by our Bylaws.  The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules.

Any such nomination or proposal should be sent to Michael B. Haines, our Secretary, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130, and, to the extent applicable, must include the information required by our Bylaws.

Our board of directors and our management know of no other matters or business to be presented for consideration at the Annual Meeting.  If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters.  The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials.  A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders.  Once a stockholder has received notice from its broker that they will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise.  If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130, Attn: Michael B. Haines, our Chief Financial Officer; or by calling investor relations at 858-255-4913.  In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.”  Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us, as specified above, or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting.  This solicitation is being made primarily through the internet and by mail, but may also be made by our directors, executive officers and employees by telephone, telegraph, facsimile transmission, electronic transmission, internet, mail or personal interview.  No additional compensation will be given to our directors, executive officers or employees for this solicitation.  We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND NASDAQ), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST.  REQUESTS SHOULD BE DIRECTED TO MICHAEL B. HAINES, OUR CHIEF FINANCIAL OFFICER, AT OUR PRINCIPAL EXECUTIVE OFFICES AT RETAIL OPPORTUNITY INVESTMENTS CORP., 11250 El Camino Real, Suite 200, San Diego, California 92130.

By Order of the Board of Directors

Stuart A. Tanz
President and Chief Executive Officer
San Diego, California
March 22, 2019

PROXY

RETAIL OPPORTUNITY INVESTMENTS CORP.

2019 Meeting of Stockholders – April 24, 2019

Offices of Clifford Chance US LLP

31 West 52nd St., New York, New York 10019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Stuart A. Tanz and Michael B. Haines, or either of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to attend the Annual Meeting of Stockholders (the “Meeting”) of Retail Opportunity Investments Corp. (the “Company”) to be held on April 24, 2019 at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and to otherwise represent the undersigned at the Meeting with all powers which the undersigned would possess if present at the Meeting. By signing this proxy, the undersigned acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement, the terms of which are incorporated by reference herein.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT AND “FOR” ITEMS 2 AND 3. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

continued and to be marked, dated and signed, on the other side

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 24, 2019. The Proxy Statement and our 2018 Annual Report to Stockholders are available at: http://www.viewproxy.com/roireit/2019

Please mark your votes like this ☒
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW AND “FOR” ITEMS 2 AND 3.
1. ELECTION OF DIRECTORS		FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT		FOR	AGAINST	ABSTAIN
Nominees:
01 Richard A. Baker 02 Michael J. Indiveri 03 Edward H. Meyer 04 Lee S. Neibart	05 Charles J. Persico 06 Laura H. Pomerantz 07 Stuart A. Tanz 08 Eric S. Zorn	☐	☐	☐	3. Approval, on an advisory basis, of the compensation of the Company’s named executive officers as described in the 2019 Proxy Statement.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual, mark, “For All Except” and write the nominee’s name(s) on the line below.)

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2019.	☐	☐	☐

I plan on attending the meeting ☐
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, “FOR” ITEMS 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

DO NOT PRINT IN THIS AREA (Stockholder Name & Address Data)

Date: _____________________________________________________________________

__________________________________________________________________________

Signature

__________________________________________________________________________

Signature (if held jointly)

NOTE: This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian please give full title as such. If the signer is a corporation, please sign the full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in the partnership’s name by authorized person.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark the box.) ☐	CONTROL NUMBER

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when authorizing your proxy to vote by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/ROIC Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call.

Follow the voting instructions to vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.